                                                               EXHIBIT 10(pp)(1)

                                [TEXASGENCO LOGO]

================================================================================

                                CREDIT AGREEMENT

                                      among

                           TEXAS GENCO HOLDINGS, INC.,

                              TEXAS GENCO GP, LLC,

                              TEXAS GENCO LP, LLC,

                            TEXAS GENCO SERVICES, LP,

                                TEXAS GENCO, LP,

                                VARIOUS LENDERS,

                        DEUTSCHE BANK AG NEW YORK BRANCH,

                  as Administrative Agent and Collateral Agent

                                       and

                                  COMPASS BANK,

                             as Documentation Agent

                  --------------------------------------------

                          Dated as of December 23, 2003

                  --------------------------------------------

                                   $75,000,000

                         DEUTSCHE BANK SECURITIES INC.,

                        as LEAD ARRANGER and BOOK RUNNER

================================================================================

[DEUTSCHE BANK LOGO]                                         [COMPASS BANK LOGO]

                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
SECTION 1.        Amount and Terms of Credit.....................................................        1

         1.01     The Commitments................................................................        1
         1.02     Minimum Amount of Each Borrowing...............................................        1
         1.03     Notice of Borrowing............................................................        1
         1.04     Disbursement of Funds..........................................................        2
         1.05     Revolving Notes................................................................        3
         1.06     Conversions....................................................................        3
         1.07     Pro Rata Borrowings............................................................        4
         1.08     Interest.......................................................................        4
         1.09     Interest Periods...............................................................        5
         1.10     Increased Costs, Illegality, etc...............................................        6
         1.11     Compensation...................................................................        8
         1.12     Change of Lending Office.......................................................        8
         1.13     Replacement of Lenders.........................................................        8
         1.14     Recommitment; Replacement of Non-Continuing Lender.............................        9

SECTION 2.        Letters of Credit..............................................................       10

         2.01     Letters of Credit..............................................................       10
         2.02     Minimum Stated Amount..........................................................       11
         2.03     Letter of Credit Requests......................................................       11
         2.04     Letter of Credit Participations................................................       11
         2.05     Agreement to Repay Letter of Credit Drawings...................................       13
         2.06     Increased Costs................................................................       14

SECTION 3.        Commitment Commission; Fees; Reductions of Commitment..........................       15

         3.01     Fees...........................................................................       15
         3.02     Optional Commitment Reductions.................................................       16
         3.03     Mandatory Reduction of Commitments.............................................       16

SECTION 4.        Prepayments; Payments; Taxes...................................................       16

         4.01     Voluntary Prepayments..........................................................       16
         4.02     Mandatory Repayments and Cash Collateralizations...............................       17
         4.03     Method and Place of Payment....................................................       18
         4.04     Net Payments...................................................................       18

SECTION 5.        Conditions Precedent to the Effective Date.....................................       20

         5.01     Execution of Agreement; Revolving Notes........................................       20
         5.02     Officer's Certificate..........................................................       20
         5.03     Opinions of Counsel............................................................       20
         5.04     Corporate Documents; Proceedings; etc..........................................       20

         5.05     Security Documents.............................................................       21
         5.06     Guaranties.....................................................................       21
         5.07     Adverse Change; Governmental and Third Party Approvals; etc....................       22
         5.08     Litigation.....................................................................       22
         5.09     Financial Statements; Projections..............................................       22
         5.10     Fees, etc......................................................................       23
         5.11     Insurance......................................................................       23

SECTION 6.        Conditions Precedent to All Credit Events......................................       23

         6.01     Effective Date.................................................................       23
         6.02     No Default; Representations and Warranties.....................................       23
         6.03     Notice of Borrowing; Letter of Credit Request..................................       23

SECTION 7.        Representations, Warranties and Agreements.....................................       23

         7.01     Corporate Status...............................................................       24
         7.02     Corporate Power and Authority..................................................       24
         7.03     No Violation...................................................................       24
         7.04     Governmental Approvals.........................................................       25
         7.05     Financial Statements; Financial Condition......................................       25
         7.06     Litigation.....................................................................       25
         7.07     True and Complete Disclosure...................................................       25
         7.08     Use of Proceeds; Margin Regulations............................................       26
         7.09     Tax Returns and Payments.......................................................       26
         7.10     Compliance with ERISA..........................................................       26
         7.11     Solvency.......................................................................       27
         7.12     Security Documents.............................................................       27
         7.13     Compliance with Statutes, etc..................................................       27
         7.14     Investment Company Act.........................................................       27
         7.15     Environmental Matters..........................................................       27
         7.16     Existing Indebtedness..........................................................       28

SECTION 8.        Affirmative Covenants..........................................................       28

         8.01     Information Covenants..........................................................       28
         8.02     Keeping of Books...............................................................       30
         8.03     Maintenance of Insurance.......................................................       30
         8.04     Preservation of Existence, Etc.................................................       30
         8.05     Maintenance of Properties, Etc.................................................       31
         8.06     Maintenance of Existing Business...............................................       31
         8.07     Compliance with Statutes, etc..................................................       31
         8.08     Visitation Rights..............................................................       31
         8.09     Use of Proceeds................................................................       32
         8.10     Payment of Taxes...............................................................       32
         8.11     Further Assurances.............................................................       32
         8.12     Future Guarantors..............................................................       32

SECTION 9.        Negative Covenants.............................................................       32

         9.01     Liens..........................................................................       32
         9.02     Consolidation, Mergers or Disposal of Assets...................................       33
         9.03     Accounting Changes.............................................................       33
         9.04     Restrictions on Dividends, Intercompany Loans, or Investments..................       33
         9.05     Affiliate Transactions.........................................................       34
         9.06     Payments on Preferred Stock....................................................       35
         9.07     Use of Proceeds; Regulation U..................................................       35
         9.08     Maximum Total Debt for Borrowed Money to Consolidated Capitalization Ratio.....       35
         9.09     Minimum EBITDA to Cash Interest Ratio..........................................       35

SECTION 10.       Events of Default..............................................................       35

         10.01    Payment........................................................................       36
         10.02    Representations, etc...........................................................       36
         10.03    Covenants......................................................................       36
         10.04    Default Under Other Agreements.................................................       36
         10.05    Bankruptcy, etc................................................................       36
         10.06    Judgments......................................................................       37
         10.07    Non-Monetary Judgments.........................................................       37
         10.08    Change of Control..............................................................       37
         10.09    ERISA..........................................................................       37
         10.10    Security Documents.............................................................       37
         10.11    Guaranty.......................................................................       38

SECTION 11.       Definitions and Accounting Terms...............................................       38

         11.01    Defined Terms..................................................................       38
         11.02    Accounting Terms...............................................................       57

SECTION 12.       The Agents.....................................................................       58

         12.01    Appointment....................................................................       58
         12.02    Nature of Duties...............................................................       58
         12.03    Lack of Reliance on the Agents.................................................       58
         12.04    Certain Rights of the Agents...................................................       59
         12.05    Reliance.......................................................................       59
         12.06    Indemnification................................................................       59
         12.07    The Agents in Their Individual Capacity........................................       59
         12.08    Holders........................................................................       60
         12.09    Resignation....................................................................       60
         12.10    Documentation Agent............................................................       61

SECTION 13.       Miscellaneous..................................................................       61

         13.01    Payment of Expenses, etc.......................................................       61
         13.02    Right of Setoff................................................................       62
         13.03    Notices........................................................................       62

         13.04    Benefit of Agreement...........................................................       63
         13.05    No Waiver; Remedies Cumulative.................................................       64
         13.06    Payments Pro Rata..............................................................       65
         13.07    Calculations; Computations.....................................................       65
         13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE...............................       65
         13.09    Counterparts...................................................................       66
         13.10    Effectiveness..................................................................       66
         13.11    Headings Descriptive...........................................................       67
         13.12    Amendment or Waiver; Removal of Lender etc.....................................       67
         13.13    Survival.......................................................................       68
         13.14    Domicile of Loans..............................................................       68
         13.15    Confidentiality................................................................       68
         13.16    Register.......................................................................       70

SECTION 14.       Guaranty.......................................................................       70

         14.01    Guaranty.......................................................................       70
         14.02    Bankruptcy.....................................................................       71
         14.03    Nature of Liability............................................................       71
         14.04    Independent Obligation.........................................................       71
         14.05    Authorization..................................................................       71
         14.06    Reliance.......................................................................       72
         14.07    Rights of Contribution.........................................................       72
         14.08    Waiver.........................................................................       73
         14.09    Payment........................................................................       74
         14.10    Savings Clause.................................................................       74

SCHEDULE I        Commitments
SCHEDULE II       Lender Addresses
SCHEDULE III      Governmental Approvals
SCHEDULE IV       Existing Indebtedness
EXHIBIT A-1       Form of Notice of Borrowing
EXHIBIT A-2       Form of Notice of Conversion/Continuation
EXHIBIT B         Form of Revolving Note
EXHIBIT C         Form of Letter of Credit Request
EXHIBIT D         Form of Section 4.04(b)(ii) Certificate
EXHIBIT E         Form of Opinion of Baker Botts LLP, special counsel to the Credit Parties
EXHIBIT F         Form of Officers' Certificate
EXHIBIT G         Form of Pledge Agreement
EXHIBIT H         Form of Indenture
EXHIBIT I         Form of Assignment and Assumption Agreement

                  CREDIT AGREEMENT, dated as of December 23, 2003, among TEXAS GENCO HOLDINGS, INC., a Texas corporation (the "Parent"), TEXAS GENCO GP, LLC, a Texas limited liability company ("Genco GP"), TEXAS GENCO LP, LLC, a Texas limited liability company ("Genco LP"), TEXAS GENCO SERVICES, LP, a Texas limited partnership ("Genco Services") TEXAS GENCO, LP, a Texas limited partnership (the "Borrower"), the Lenders from time to time party hereto, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent and COMPASS BANK, as Documentation Agent. Unless otherwise defined herein, all capitalized terms used herein and defined in Section 11 are used herein as so defined.

                              W I T N E S S E T H:

                  WHEREAS, subject to the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided herein;

                  NOW, THEREFORE, IT IS AGREED:

                  SECTION 1. Amount and Terms of Credit.

                  1.01 The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Maturity Date, to make a revolving loan or revolving loans (each, a "Loan" and, collectively, the "Loans") to the Borrower, which Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Section 1.10(b), all Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to (I) the aggregate principal amount of all other then outstanding Loans made by such Lender and (II) the product of (x) such Lender's Percentage and (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of Loans) at such time, equals the Commitment of such Lender at such time and (v) shall not exceed for all Lenders at any time outstanding that aggregate principal amount which, when added to (I) the aggregate principal amount of all Loans then outstanding and (II) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of Loans) at such time, equals the Total Commitment at such time.

                  1.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans shall be not less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five Borrowings of Eurodollar Loans.

                  1.03 Notice of Borrowing. Whenever the Borrower desires to incur Loans hereunder, a Responsible Officer of the Borrower shall give the Administrative Agent at the Notice Office, written notice (or telephonic notice promptly confirmed in writing) on the date of each Borrowing of Base Rate Loans and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Eurodollar Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Each such written notice or written confirmation of telephonic notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by a Responsible Officer of the Borrower in the form of Exhibit A-1, appropriately completed to specify the aggregate principal amount of the Loans to be made pursuant to such Borrowing, the date of such Borrowing (which shall be a Business Day) and whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

                  (a) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing, conversion or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, conversion or prepayment, believed by the Administrative Agent in good faith to be from a Responsible Officer of the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telephonic notice of such Borrowing, conversion or prepayment.

                  1.04 Disbursement of Funds. Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its to the Administrative Agent such Lender's Percentage of each Borrowing to be made on such date. All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower to immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 1.08. Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

                  1.05 Revolving Notes. Subject to the provisions of Section 1.05(d), the Borrower's obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.16 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes").

                  (a) Each Revolving Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date (or if issued thereafter, the date of issuance), (iii) be in a stated principal amount equal to the Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Loans of such Lender at such time) and be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                  (b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Revolving Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower's obligations in respect of such Loans.

                  (c) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Revolving Notes shall only be delivered to Lenders which at any time (or from time to time) specifically request the delivery of such Revolving Notes. No failure of any Lender to request or obtain, produce or maintain a Revolving Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect (i) the guaranties therefor provided pursuant to the Guaranty or any Credit Document or (ii) the security interests therefor granted pursuant to any Security Document or any other Credit Document. Any Lender which does not have a Revolving Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c) of this Section
1.05. At any time when any Lender requests the delivery of a Revolving Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Revolving Note or Revolving Notes in the appropriate amount or amounts to evidence such Loans.

                  1.06 Conversions. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings of Eurodollar Loans than is permitted under Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days' prior notice (each a "Notice of Conversion/Continuation") in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion.

                  1.07 Pro Rata Borrowings. Each Borrowing of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

                  1.08 Interest. The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to the Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

                  (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date the proceeds thereof are made available to the Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan or (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06,
1.09 or 1.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

                  (b) Overdue principal and to the extent permitted by law, overdue interest and any other amounts payable hereunder or under any other Credit Document shall, in each case bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time, and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest which accrues under this Section 1.08(c) shall be payable by the Borrower on demand.

                  (c) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan (x) quarterly in arrears on each Quarterly Payment Date, (y) in the case of a repayment in full of all outstanding Base Rate Loans, on the date of such repayment or prepayment, and
(z) at maturity (whether by acceleration or otherwise) or such earlier date upon which the Total Commitment is terminated and, after such date, on demand, and
(ii) in respect of each Eurodollar Loan (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (y) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                  (d) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

                  1.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect, by having a Responsible Officer of the Borrower give the Administrative Agent notice thereof (including, without limitation, in any Notice of Borrowing made in connection with a Eurodollar Loan), the interest period (each an "Interest Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period (or, if agreed by all Lenders, nine months), provided that:

                  (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

                  (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Eurodollar Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurodollar Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

                  (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (v) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and

                  (vi) no Interest Period in respect of any Borrowing of Eurodollar Loans shall be selected which extends beyond the Maturity Date.

                  If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

                  1.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

                  (i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

                  (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to: (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Revolving Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

                  (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

                  then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, submitted to the Borrower by such Lender in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

                  (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected by the circumstances described in Section 1.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Administrative Agent, require the affected Lender to convert such Eurodollar Loan into a Base Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

                  (c) If at any time after the Effective Date any Lender determines that the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give written notice thereof to the Borrower, which notice shall show the basis for calculation of such additional amounts.

                  (d) The provisions contained in this Section 1.10 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Lender for amounts contemplated by this Section 1.10 for any period prior to the date that is 90 days prior to the date upon which such Lender requests in writing such reimbursement or compensation from the Borrower. This Section 1.10(d) shall have no applicability to any other Section of this Agreement.

                  1.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profit) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 1.13, 1.14, 4.02 or 13.12(b) or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or any Revolving Note held by such Lender or (y) any election made pursuant to Section 1.10(b). The provisions contained in this Section 1.11 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that in no event shall the Borrower be obligated to reimburse or compensate any Lender for amounts contemplated by this Section
1.11 for any period prior to the date that is 90 days prior to the date upon which such Lender requests in writing such reimbursement or compensation from the Borrower, provided, further, that this sentence shall have no applicability to any other Section of this Agreement

                  1.12 Change of Lending Office. Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 1.10, 2.06 and 4.04.

                  1.13 Replacement of Lenders. If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (b) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or
Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, (c) if any Lender becomes a Non-Continuing Lender pursuant to
Section 1.14 or (d) if the Borrower elects to terminate a Lender's Commitment as provided in Section 13.12(b), then, in each case the Borrower shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") reasonably acceptable to the Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to
Section 3.01 and (y) each Issuing Lender an amount equal to such Replaced Lender's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender to such Issuing Lender, and (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Revolving Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender.

                  1.14 Recommitment; Replacement of Non-Continuing Lender. So long as no Default or Event of Default has occurred and is continuing, the Borrower may, prior to (but not less than 30 days nor more than 45 days prior to) the Maturity Date then in effect, by written notice (each such notice, a "Recommitment Request") to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each Lender), request that the Maturity Date then in effect be extended to a date occurring 364 days after such Maturity Date. Each Recommitment Request shall be accompanied by a certificate of a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing. Each Lender shall, in its sole discretion, consent to such Recommitment Request no less than 10 Business Days prior to the Maturity Date then in effect (each such date, a "Recommitment Deadline"), in writing to the Borrower and the Administrative Agent, with the failure of any Lender to consent on or prior to the Recommitment Deadline being deemed to be a negative response. If each Lender, in its sole discretion, shall consent to such Recommitment Request, by the relevant Recommitment Deadline, the Maturity Date then in effect shall be automatically extended to the date occurring 364 days following such Maturity Date and the term "Maturity Date" shall automatically be deemed amended to such date with no further action on the part of the Lenders or the Borrower. If the consent of each Lender in respect of such Recommitment Request shall not have been obtained, the Borrower may prior to the Maturity Date then in effect, (i) replace each such Lender failing to consent to such Recommitment Request (each such

Lender, a "Non-Continuing Lender") in accordance with Section 1.13, and in the event that the Replacement Lender with respect to each such Non-Continuing Lender shall consent to such Recommitment Request prior to the Maturity Date then in effect, such Recommitment Request shall be effective as if each Lender had originally consented to such request or (ii) terminate each such Non-Continuing Lender's Commitment and repay such Non-Continuing Lender's Loans pursuant to Section 3.02(b), 4.01(b) and 13.12(b), and upon taking all actions required thereby in connection with such removal, such Recommitment Request shall be effective as if each Lender had originally consented to such request. Promptly upon the effectiveness of any extension of the Maturity Date pursuant to this Section 1.14, the Administrative Agent shall notify each Lender and the Borrower of such effectiveness and the Maturity Date then in effect (after giving effect to the extension thereof) which Maturity Date shall absent manifest error, be final, conclusive and binding on all parties hereto.

                  SECTION 2. Letters of Credit.

                  2.01 Letters of Credit. Subject to and upon the terms and conditions herein set forth, the Borrower may request that any Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the fifth Business Day prior to the Maturity Date, for the account of the Borrower and in support of, such obligations (that arise in the ordinary course of business in respect of general corporate purposes and are not otherwise prohibited hereunder) of the Borrower and its Subsidiaries to any other Person, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender (including Letters of Credit governed by ISP98) or in such other form as has been approved by such Issuing Lender (each such letter of credit, together with any amendments thereto and any extensions thereof, a "Letter of Credit" and, collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars and shall be issued on a sight basis only.

                  (a) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on or after the Effective Date and prior to the fifth Business Day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit as is permitted to exist pursuant to this Agreement without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

                  (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated), in any such case not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it; or

                  (ii) such Issuing Lender shall have determined or shall have received notice from the Administrative Agent or any Lender prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 2.03(b).

                  (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Commitment at such time, and (ii) each Letter of Credit shall by its terms expire on or before the fifth Business Day prior to the Maturity Date.

                  2.02 Minimum Stated Amount. The Stated Amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the respective Issuing Lender.

                  2.03 Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued hereunder for its account, the Borrower shall have (x) executed and delivered to the Administrative Agent and the respective Issuing Lender at least three Business Days prior to the issuance thereof (or such shorter period as may be acceptable to the respective Issuing Lender), a Letter of Credit Request in the form of Exhibit C attached hereto (each a "Letter of Credit Request").

                  (a) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that (i) such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 2.01(c) and (ii) the matters set forth in Section 7 are true and correct in all material respects on the date thereof and the matters set forth in Section 6 have been satisfied in accordance with the terms thereof. Unless the respective Issuing Lender has determined or has received notice from the Administrative Agent or any Lender before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with such Issuing Lender's usual and customary practices. Upon the issuance of, or modification or amendment to, any Letter of Credit, the Issuing Lender thereof shall notify the Administrative Agent and the Borrower, in writing, of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit, or modification or amendment thereto, as the case may be. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing of such issuance, modification or amendment. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists, no Issuing Lender shall be required to issue any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Lender's risk with respect to the participation in Letters of Credit by the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Percentage or Percentages of the Letter of Credit Outstandings.

                  2.04 Letter of Credit Participations. Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, other than such Issuing Lender (each such Lender, in its capacity under this Section 2.04, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Percentage, in such Letter of Credit and each drawing or payment made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Percentages of the Lenders pursuant to Section 1.13, 1.14, 3.02(b), 13.04 or 13.12(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Percentages of the assignor and assignee Lender or of all Lenders, as the case may be.

                  (a) In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit shall not create for such Issuing Lender any resulting liability to the Borrower or any other Lender, unless such action taken or omitted to be taken was the result of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable proceeding) of such Issuing Lender.

                  (b) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 2.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant's Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to such Issuing Lender in Dollars such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to such Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand, such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Base Rate Loans for each day thereafter. The failure of any Participant to make available to such Issuing Lender its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its Percentage of any payment with respect to any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant's Percentage of any such payment.

                  (c) Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each Participant which has paid its Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

                  (d) Upon the request of any Participant, the Administrative Agent shall deliver to such Participant copies of any Letters of Credit or modifications or amendments thereto and such other documentation as may be reasonably requested by such Participant.

                  (e) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit issued thereunder shall be irrevocable and not subject to any qualification or exception whatsoever (the respective Issuing Lender's only obligation being to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                  (ii) the existence of any claim, setoff, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

                  (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

                  (v)      the occurrence of any Default or Event of Default.

                  2.05 Agreement to Repay Letter of Credit Drawings. The Borrower hereby agrees to reimburse the respective Issuing Lender, by making payment in Dollars to the Administrative Agent at the Payment Office in immediately available funds for the account of such Issuing Lender, for any payment or disbursement made by such Issuing Lender under any Letter of Credit (each such amount so paid until reimbursed, an "Unpaid Drawing"), within one Business Day following the Issuing Lender's or the Administrative Agent's notice to the Borrower of such payment or disbursement (provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrower therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin, provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the second Business Day following notice by the Issuing Lender to the Borrower of such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrower) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin plus 2%, in each such case, with interest to be payable by the Borrower on demand (it being understood that the Borrower may simultaneously incur Loans in accordance with Section 1.01 and 1.03, in order to repay such Unpaid Drawing).

                  (a)      The obligations of the Borrower under this Section
2.05 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (including interest thereon) (each, a "Drawing") shall be absolute and unconditional under any and all circumstances and irrespective of
(i) any setoff, counterclaim or defense to payment which the Borrower may have or have had against any Lender (including in its capacity as issuer of the Letter of Credit or as Participant), (ii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or (iii) any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing. It being understood that, the respective Issuing Lender's only obligation to the Borrower being to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable proceeding, shall not create for such Issuing Lender any resulting liability to the Borrower.

                  2.06 Increased Costs. If at any time after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of law), or any change in generally acceptable accounting principles, shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement, any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Issuing Lender or such Participant pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein), then, upon demand to the Borrower by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing

Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section
2.06 shall, and absent manifest error, be final and conclusive and binding on the Borrower.

                  SECTION 3. Commitment Commission; Fees; Reductions of Commitment.

                  3.01 Fees. The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the "Commitment Commission") for the period from the Effective Date to but excluding the Maturity Date (or such earlier date as the Total Commitment shall have been terminated), computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the Unutilized Commitment of each such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and at maturity (whether by acceleration or otherwise) or such earlier date upon which the Total Commitment is terminated and after such date, upon demand.

                  (a) The Borrower agrees to pay to the Administrative Agent for pro rata distribution to each Non-Defaulting Lender (based on each such Lender's respective Percentage) a fee in respect of each Letter of Credit (the "Letter of Credit Fee") for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time with respect to Eurodollar Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

                  (b) The Borrower agrees to pay to the respective Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued for its account hereunder (the "Facing Fee") for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment has been terminated and all Letters of Credit have been terminated in accordance with their terms.

                  (c) The Borrower agrees to pay, upon each drawing under, issuance of, or amendment to any Letter of Credit, such amount as shall at the time of such event be the administrative charge and out-of-pocket expenses which the respective Issuing Lender customarily imposes in connection with such occurrence with respect to letters of credit, as the case may be.

                  (d) The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

                  3.02 Optional Commitment Reductions. Upon three Business Days' prior notice from a Responsible Officer of the Borrower to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment in whole or reduce it in part, pursuant to this Section 3.02(a), in an integral multiple of $5,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

                  (a)      In connection with the Borrower's rights under
Section 1.14 or 13.12(b), the Borrower may upon ten Business Days' prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate the Commitment of such Lender so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such repaid Lender.

                  3.03 Mandatory Reduction of Commitments. The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on December 31, 2003 unless this Agreement has been executed and delivered by all of the parties hereto and the Effective Date has occurred.

                  (a) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Maturity Date.

                  SECTION 4. Prepayments; Payments; Taxes.

                  4.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) a Responsible Officer of the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of the Borrower's intent to prepay Base Rate Loans and (y) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of their intent to prepay

Eurodollar Loans, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each prepayment shall be in an aggregate principal amount of at least $1,000,000, provided that if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; and (iii) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at the Borrowers' election in connection with any prepayment of Loans pursuant to this
Section 4.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to the prepayment of Loans of a Defaulting Lender.

                  (a)      In connection with rights of the Borrower under
Section 1.14 or 13.12(b), the Borrower may, upon ten Business Days' prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender so long as the Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 3.02(b) (at which time
Schedule I shall be deemed modified to reflect the changed Commitments).

                  4.02 Mandatory Repayments and Cash Collateralizations. (a) On any day on which the sum of (i) the aggregate outstanding principal amount of all Loans (after giving effect to all other repayments thereof on such date) and
(ii) the aggregate amount of all Letter of Credit Outstandings (after giving effect to all other repayments thereof on such date) exceeds Total Commitment as then in effect, the Borrower agrees to prepay on such day the principal of Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Commitment as then in effect, the Borrower agrees to pay to the Administrative Agent at the Payment Office on such date an amount of cash equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash to be held as security for all obligations of the Borrower to Lenders hereunder in a cash collateral account to be established by the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

                  (b)      With respect to each repayment of Loans required by
Section 4.02(a), the Borrower may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that: (i) repayments of Eurodollar Loans pursuant to Section 4.02(a) may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of Loans required by Section 4.02(a) shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administra-tive Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

                  (c) In addition to any other mandatory repayments required pursuant to this Section 4.02, all then outstanding Loans shall be repaid in full on the Maturity Date.

                  4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Revolving Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Any payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Revolving Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

                  4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Revolving Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Revolving Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Revolving Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding or similar taxes as such Lender shall determine are payable by, or withheld from, such Lender but only in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment or other documentary proof providing evidence of such payment that is satisfactory to the Administrative Agent of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each

Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

                  (b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Revolving Note, or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Revolving Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Revolving Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender, or to indemnify, hold harmless or reimburse such Lender, in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes.

Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which it is organized or in which its principal office or applicable lending office is located or any subdivision thereof or therein provided that this parenthetical exception shall not apply for purposes of applying the fourth sentence of Section 4.04(a)).

                  SECTION 5.Conditions Precedent to the Effective Date. The occurrence of the Effective Date pursuant to Section 13.10 is subject to the satisfaction of the following conditions:

                  5.01 Execution of Agreement; Revolving Notes. On or prior to the Effective Date (i) this Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender that has requested same, the appropriate Revolving Note executed by the Borrower, in each case in the amount, maturity and as otherwise provided herein.

                  5.02 Officer's Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, and signed on behalf of the Borrower by a Responsible Officer, stating that all conditions in Sections 5.05, 5.07 and 6.02 have been satisfied on such date.

                  5.03 Opinions of Counsel. The Administrative Agent shall have received legal opinions addressed to each Agent and the Lenders from (i) New York counsel opinion of Baker Botts LLP, (ii) the Deputy General Counsel of CenterPoint Energy and (iii) local counsel opinion of Baker Botts LLP, and, in each case covering matters, reasonably acceptable to the Administrative Agent including, without limitation, (x) a no-conflicts opinion as to (1) the Indebtedness of any Credit Party which will remain outstanding of the Effective Date (if any) and (2) the CNP Credit Agreement, the RRI Option Agreement and any other material contracts of CenterPoint Energy and any material contracts of Parent or its subsidiaries, (y) title, perfection and priority of the security interests securing the Bond and (z) and such other matters incident to the transactions contemplated hereby as the Administrative Agent may reasonably request.

                  5.04 Corporate Documents; Proceedings; etc. On the Effective Date, the Administrative Agent shall have received from each Credit Party, a certificate, dated the Effective Date, signed by a Responsible Officer of such Credit Party, and attested to by the Secretary or Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of (i) the certificate of incorporation and by-laws (or equivalent organizational documents), (ii) long-form good standing certificates (or equivalent thereof) of such Credit Party and (iii) the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

                  (a) All corporate, partnership, limited liability company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including governmental approvals, good standing certificates and bring-down telegrams, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

                  5.05 (a) Security Documents. On the Effective Date, the Borrower shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit G (as modified, supplemented or amended from time to time, the "Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, the Pledge Agreement Collateral, and the Pledge Agreement shall be in full force and effect.

                  (b) Indenture. On the Effective Date, the Borrower and the Trustee shall have duly authorized, executed and delivered the Indenture, dated December 23, 2003 made by the Borrower in favor of JPMorgan Chase Bank as Trustee in the form of Exhibit H (as modified, supplemented or amended from time to time the "Indenture") covering all of the Borrower's present and future Indenture Collateral, together with:

                  (i) proper Financing Statements (Form UCC-1 or the appropriate equivalent) fully executed for filing under the UCC of each jurisdiction as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Indenture;

                  (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective Financing Statements that name the Parent or any of its Subsidiaries, in each case as debtor and that are filed in the jurisdictions referred to in clause (1) above, together with copies of such other Financing Statements filed in any other jurisdiction that name the Parent or any of its Subsidiaries as debtor (none of which shall cover the Indenture Collateral except to the extent evidencing Permitted Liens);

                  (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Indenture as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively to create a valid and enforceable first priority mortgage Lien and otherwise perfect the security interests purported to be created by the Indenture; and

                  (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Indenture have been taken;

and the Indenture shall be in full force and effect.

                  5.06 Guaranties. On the Effective Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty and the Guaranty shall be in full force and effect.

                  5.07 Adverse Change; Governmental and Third Party Approvals; etc. (a) Since December 31, 2002, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Lenders shall determine could reasonably be expected to have a Material Adverse Effect.

                  (b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which in the reasonable judgment of the Administrative Agent or the Required Lenders restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of any Loan, issuance of any Letter of Credit or the consummation of the transactions contemplated by the Credit Documents.

                  (c) On the Effective Date, no consents or approvals shall be required to be obtained by CenterPoint Energy or any of its Affiliates or any Credit Party or any of their Affiliates from (i) the lenders under CenterPoint Energy's senior credit agreement, dated as of October 7, 2003 and agented by JPMorgan Chase (as in effect on the Effective Date, the "CNP Credit Agreement") or (ii) the holders of any option under the RRI Option Agreement, dated as of December 31, 2000 between CenterPoint Energy (as successor in interest to Reliant Energy Incorporated) and Reliant Resources Inc. (as in effect on the Effective Date, the "RRI Option Agreement"), in each case, in connection with the entering into of (1) this Agreement (and the incurrence of Loans hereunder),
(2) any Security Document (and the granting of Liens thereunder) or (3) any of the other Credit Document or any other documents referred to therein or herein (and any transaction contemplated hereby or thereby).

                  5.08 Litigation. On the Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement, any other Credit Document or any other documentation executed in connection herewith and therewith or the transactions contemplated hereby and thereby, or which the Administrative Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a Material Adverse Effect.

                  5.09 Financial Statements; Projections. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent and each Lender (i) true and correct copies of the historical financial statements referred to in Section 7.05(a) and (ii) detailed projected consolidated financial statements of the Parent and its Subsidiaries for the period through December 31, 2008 (the "Projections"), which Projections and historical financial statements shall (x) in the case of the Projections, reflect the forecasted financial condition and results of operations of the Parent and its Subsidiaries after giving effect to the transactions contemplated hereby and by the other Credit Documents and (y) in each case, be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

                  5.10 Fees, etc. On the Effective Date, all costs, fees and expenses (including, without limitation, the reasonable legal fees and expenses of White & Case LLP) payable to the Lead Arranger, the Agents and the Lenders shall have been paid to the extent due.

                  5.11 Insurance. On or prior to the Effective Date, the Administrative Agent shall have received evidence of insurance maintained by the Parent and its Subsidiaries with responsible and reputable insurance companies or associations in such amounts, subject to customary self-insurance, and covering such risks as is customarily carried by companies engaged in the electric generation industry with similar assets in similar areas which the Parent and such Subsidiaries operate which insurance shall name the Trustee as an additional insured and/or loss payee and shall state that such insurance shall not be cancelled without at least 30 days' prior written notice to the Trustee.

                  SECTION 6. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective
Date), and the obligation of an Issuing Lender to issue any Letter of Credit, is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

                  6.01 Effective Date. The Effective Date shall have occurred.

                  6.02 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

                  6.03 (a) Notice of Borrowing; Letter of Credit Request. Prior to the making of each Loan, the Administrative Agent shall have received the notice required by Section 1.03(a).

                  (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 2.03.

The acceptance of the benefit of each Credit Event shall constitute a representation and warranty by the Borrower to the Agents and each of the Lenders that all the conditions specified (x) in the case of Credit Events occurring on the Effective Date, in Section 5 and (y) in the case of Credit Events occurring on or after the Effective Date, in this Section 6 and applicable to such Credit Event have been satisfied as of that time. All of the Revolving Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Revolving Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Lenders.

                  SECTION 7. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the

Letters of Credit as provided herein, each Credit Party makes the following representations, warranties and agreements, in each case after giving effect to the occurrence of the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Revolving Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

                  7.01 Corporate Status. Each Credit Party and each of its Subsidiaries (i) is a duly organized and validly existing corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, limited partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation, limited partnership or limited liability company, as the case may be, and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualifications, except, in the case of preceding clause (iii), in those jurisdictions where the failure to be so qualified could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

                  7.02 Corporate Power and Authority. Each Credit Party has the corporate, limited partnership or limited liability company power and authority, as the case may be, to execute, deliver and carry out the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, limited partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each Credit Document to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by equity principles (regardless of whether enforcement is sought in equity or at law).

                  7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, nor compliance by it with any of the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon (x) any property or asset of such Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which such Credit Party or any of its Subsidiaries is a party or by which it or any of their respective property or assets are bound or to which it may be subject or (y) under the CNP Credit Agreement or the RRI Option Agreement or (iii) will violate any provision of the articles of incorporation or by-laws (or equivalent organizational documents) of such Credit Party or any of its Subsidiaries.

                  7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and are listed in Schedule III attached hereto, if any, and except for any filings of financing statements, mortgages and other documents required by the Security Documents, all of which have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

                  7.05 (a) Financial Statements; Financial Condition. The statements of Consolidated financial condition of the Parent and its Subsidiaries for the fiscal year ending December 31, 2002 and the nine-month period ending September 30, 2003 and the related Consolidated statements of income and cash flows of the Parent and its Subsidiaries for the fiscal year and nine-month period ended on such dates, as the case may be (which (x) in the case of the financial statements for the fiscal year ended on December 31, 2002, have been certified by nationally recognized independent certified public accountants satisfactory to the Administrative Agent and (y) in the case of all such financial statements, have heretofore been furnished to the Lenders), fairly present, in all material respects, the Consolidated financial condition of the Parent and its Subsidiaries as at such dates and the Consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied, except for the inclusion of detailed footnotes and subject to year-end audit adjustments.

                  (b) Since December 31, 2002, there has been no Material Adverse Change.

                  7.06 Litigation. There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting any Credit Party or any of its Subsidiaries before any court, agency of any Governmental Authority, or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Credit Document or the consummation of the transactions contemplated hereby.

                  7.07 True and Complete Disclosure. All written information heretofore furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, any Credit Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is stated in the light of the circumstances under which such information was provided (as modified or supplemented by other information so furnished, when taken together as a whole as of the date so stated); provided, that, with respect to the Projections, such Credit Party represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time, it being recognized by the Lenders that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. Each

Credit Party has disclosed to the Administrative Agent any and all facts specific to such Credit Party and its Subsidiaries and known as of the Effective Date to a Responsible Officer of such Credit Party that could reasonably be expected to result in a Material Adverse Effect or which could reasonably be expected to result in a Material Adverse Change.

                  7.08 Use of Proceeds; Margin Regulations. All proceeds of Loans shall be used (i) to pay fees and expenses incurred in connection with this Agreement and the other Credit Documents and (ii) for the Borrower's and its Subsidiaries' ongoing working capital and general corporate purposes (including, without limitation, the repayment of intercompany loans).

                  (a) No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

                  7.09 Tax Returns and Payments. Each of Parent and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and state income tax returns and all other material tax returns, statements, forms and reports for taxes, domestic and foreign (the "Returns") required to be filed by, or with respect to the income, properties or operations of, Parent and/or any of its Subsidiaries, except to the extent failure to make such filings could not reasonably be expected to have a Material Adverse Effect. The Returns accurately reflect in all material respects all liability for taxes of Parent and its Subsidiaries for the periods covered thereby. Each of Parent and each of its Subsidiaries has paid all taxes and assessments payable, other than those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of Parent and its Subsidiaries in accordance with GAAP, except to the extent failure to make such payment could not reasonably be expected to have a Material Adverse Effect. There is no material action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

                  7.10 Compliance with ERISA. Each Credit Party and each of its Subsidiaries are in compliance with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), and have obtained and are in compliance with, all Environmental Permits required for the operation of the Borrower's business except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred which could reasonably be expected to have a Material Adverse Effect. No Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, could reasonably be expected to have a Material Adverse Effect.

                  7.11 Solvency. On the Effective Date and after giving effect to the Loans incurred thereon, the transactions and financings contemplated hereby and by each of the other Credit Documents, (i) the Borrower on a stand alone basis and (ii) each of the Parent and its Subsidiaries taken as a whole is, in each case Solvent.

                  7.12 Security Documents.

                  (a) The security interests created in favor of the Collateral Agent for the benefit of the Lenders under the Pledge Agreement constitute first priority perfected security interests in the Pledge Agreement Collateral subject to no Lien of any other Person. No consents, filings or recordings are required in order to perfect, and/or maintain the perfection and priority of, the security interests purported to be created by the Pledge Agreement.

                  (b) The Indenture creates, in favor of the Trustee for the benefit of the Collateral Agent on behalf of the Lenders, a valid and enforceable perfected first priority security interest in and Lien on all of the Indenture Collateral, as may be perfected by the filing of the Indenture (and related UCC fixture filings), superior to and prior to the rights and Liens (other than Permitted Liens) of all third Persons and subject to no other Liens other than Permitted Liens. No consents, filings or recordings are required to maintain the perfection and priority of the security interests purported to be created by the Indenture. At the time of the granting of any security interests pursuant to the Indenture the Borrower thereunder has good and marketable title to all Indenture Collateral referred to therein free and clear of all Liens (other than Permitted Liens).

                  7.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  7.14 Investment Company Act. No Credit Party nor any Subsidiary of any Credit Party is an "investment company" as defined in, or otherwise subject to regulation under, the Investment Company Act of 1940, as amended. Neither the execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, nor compliance by it with any of the terms and provisions thereof will violate any regulation under the Public Utility Holding Company Act of 1935, as amended or any order or approval issued in connection therewith.

                  7.15 Environmental Matters. There are no facts, circumstances or conditions relating to the past or present business or operations of each Credit Party or any of its Subsidiaries or any of their predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any Real Property at any time owned, leased or operated by any of them, that could reasonably be expected (i) to give rise to any Environmental Action which could reasonably be expected to have a Material Adverse Effect, or (ii) to subject any Real Property owned, leased or operated by each Credit Party or any of its Subsidiaries to any restrictions on the ownership, lease, occupancy, use or transfer of such Real Property under any Environmental Law which could reasonably be expected to have a Material Affect Effect.

                  7.16 Existing Indebtedness. On the Effective Date (after giving effect to the use of proceeds from the Loans made on such date), the Parent and its Subsidiaries shall have no (x) outstanding Indebtedness for Borrowed Money (including, without limitation, intercompany Indebtedness for Borrowed Money) or (y) preferred equity, in each case, except as set forth on
Schedule IV hereto.

                  SECTION 8. Affirmative Covenants. Each Credit Party hereby covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Revolving Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

                  8.01 Information Covenants. The Parent and the Borrower shall furnish to each Lender:

                  (a) as soon as practicable and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, unaudited Consolidated balance sheets of the Parent and its Subsidiaries, prepared in conformity with GAAP consistently applied, as of the end of such quarter and Consolidated statements of income and cash flows of the Parent and its Subsidiaries, prepared in conformity with GAAP consistently applied, for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments and the inclusion of abbreviated footnotes) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP and certificates of a Responsible Officer of the Parent as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 9.08 and 9.09 (which requirement may be satisfied by delivering the Parent's quarterly report on Form 10-Q with respect to such fiscal quarter as filed with the Securities and Exchange Commission);

                  (b) as soon as practicable and in any event within 120 days after the end of each fiscal year of the Parent commencing 2003, a copy of the annual audit report for such year for the Parent and its Subsidiaries, containing Consolidated balance sheets of the Parent and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Parent and its Subsidiaries for such fiscal year accompanied by an opinion of an independent public accountants, in each case prepared in conformity with GAAP consistently applied (which requirement may be satisfied by delivering the Borrower's annual report on Form 10-K with respect to such fiscal year as filed with the Securities and Exchange Commission) together with a certificate of a Responsible Officer of the Parent identifying Significant Subsidiaries determined with respect to such financial statements;

                  (c) without duplication of any other certificate described in Section 8.01(a), with each set of statements to be delivered pursuant to Section 8.01(a) and (b) above, a certificate in a form reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Parent certifying compliance with Sections 9.08 and 9.09 and setting out in reasonable detail the calculations necessary to demonstrate such compliance as at the date of the most recent balance sheet included in such financial statements and stating that no Default or Event of

Default has occurred and is continuing or, if there is any Default or Event of Default, describing it and the steps, if any, being taken to cure it.

                  (d) as soon as practicable and in any event, within seven Business Days after a Responsible Officer of the Borrower becomes aware of the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;

                  (e) within ten (10) days of the filing thereof, copies of all periodic reports (other than (x) reports on Form 11-K or any successor form, (y) current reports on Form 8-K that contain no information other than exhibits filed therewith and (z) reports on Form 10-Q or 10-K or any successor forms) under the Exchange Act (in each case other than exhibits thereto and documents incorporated by reference therein)) filed by the Parent with the Securities and Exchange Commission;

                  (f) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in
Section 7.06;

                  (g) within ten Business Days after any officer of a Credit Party or any of its Subsidiaries obtains knowledge thereof, notice of any of the following environmental matters, to the extent such matters individually or in the aggregate could reasonably be expected to have a Material Adverse
Effect: (i) any claim against any Credit Party or any of its Subsidiaries, or any Real Property owned, leased or occupied by any Credit Party or any of its Subsidiaries, under any Environmental Law; (ii) any condition or occurrence that results in noncompliance by any Credit Party or any of its Subsidiaries with Environmental Law or that could reasonably be expected to form the basis of any Environmental Action against, or to any liability on the part of any Credit Party or any of its Subsidiaries under any Environmental Law; and (iii) any condition or occurrence that could reasonably be expected to cause any Real Property owned, leased or occupied by any Credit Party or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy, use or transfer of such Real Property under any Environmental Law; such notices shall describe in reasonable detail the nature of the claim, threatened claim, notice of potential liability, condition or occurrence and the Credit Party's or such Subsidiary's response thereto;

                  (h) with reasonable promptness, upon the Borrower or any ERISA Affiliate becoming aware of (A) the occurrence of any ERISA Event that could, individually or in the aggregate, be reasonably expected to result in a liability in excess of $50,000,000 to any Credit Party or any ERISA Affiliate or that could reasonably be expected to have a Material Adverse Effect, or (B) a Plan that has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action the Credit Party or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                  (i) with reasonable promptness, copies of (a) all written notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a liability in excess of $50,000,000 or that could reasonably be expected to have a Material Adverse Effect; and (b) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Lenders shall reasonably request;

                  (j) upon and after the receipt of any Debt Rating the Borrower shall deliver to the Administrative Agent, notice of any change by S&P or Moody's in such Debt Rating, promptly upon the effectiveness of any such change (it being understood that a change in outlook status (e.g. watch status, negative outlook status) is not a change in rating as contemplated hereby); and

                  (k) such other information respecting the Parent or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

                  Information required to be delivered pursuant to this Section
8.01 shall be deemed to have been delivered on the date on which the Administrative Agent receives such Information or notice (which notice the Administrative Agent shall convey promptly to the Lenders) that such information has been posted on the Securities and Exchange Commission website on the internet at sec.gov/edgar/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that such notice may be included in a certificate delivered pursuant to Section 8.01(c).

                  8.02 Keeping of Books. Each Credit Party shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Credit Party and each such Subsidiary in accordance with GAAP.

                  8.03 Maintenance of Insurance. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties; provided, however, that any Credit Party or its Subsidiaries may self-insure to the extent consistent with prudent business practice.

                  8.04 Preservation of Existence, Etc. Each Credit Party shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, rights (charter and statutory) and franchises, except (other than in the case of the Borrower) to the extent such failure could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Credit Parties and their Subsidiaries may consummate any merger or consolidation permitted under Section 9.02 and provided further that no the Credit Party nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the such Credit Party or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Credit Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Credit Party, such Subsidiary or the Lenders.

                  8.05 Maintenance of Properties, Etc. Each Credit Party shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, the foregoing shall not prohibit the Borrower from (i) mothballing any of its generating units from time to time in its reasonable commercial judgment if mothballing such units could not reasonably be expected to have a Material Adverse Effect or (ii) failing to preserve or maintain any such properties, the preservation and maintenance of which in the good faith judgment of the Borrower is inadvisable or unnecessary to the business of the Borrower or its Subsidiaries, taken as a whole and if the failure to so preserve or maintain could not reasonably be expected to result in a Material Adverse Effect.

                  8.06 Maintenance of Existing Business. Each Credit Party shall maintain and preserve, and cause each of its respective Subsidiaries to maintain and preserve, its fundamental business of being a company and/or an owner (directly or indirectly) and operator of power generation facilities; provided, however, the foregoing shall not prohibit the Borrower from mothballing any of its generating units from time to time in its reasonable commercial judgment, if the operation of such units in the good faith judgment of the Borrower is inadvisable or unnecessary to the business of the Borrower and its Subsidiaries, taken as a whole and if mothballing such units could not reasonably be expected to have a Material Adverse Effect.

                  8.07 Compliance with Statutes, etc. Each Credit Party shall comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and Environmental Permits, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Credit Party shall pay, or cause to be paid, all costs and expenses incurred in connection with such compliance, and shall keep or cause to be kept all Real Property free and clear of any Liens imposed under Environmental Laws, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  8.08 Visitation Rights. Each Credit Party shall, and shall cause each of its Subsidiaries to, at any reasonable time and from time to time, permit up to six representatives of the Lenders designated by the Required Lenders, or representatives of the Agents, on not less than five (5) Business Days' notice, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Credit Party and each Subsidiary of such Credit Party and to discuss the general business affairs of such Credit Party and each of its Subsidiaries with their respective officers and independent certified public accountants; subject, however, in all cases to the imposition of such reasonable conditions as such Credit Party and each of its Subsidiaries shall deem necessary based on reasonable considerations of safety and security; provided, however, that no Credit Party nor any of its Subsidiaries shall be required to disclose to any Agent, any Lender or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties. Notwithstanding the foregoing, none of the conditions precedent to the exercise of the right of access described in the preceding sentence that relate to notice requirements or limitations on the Persons permitted to exercise such right shall apply at any time when a Default or an Event of Default shall have occurred.

                  8.09 Use of Proceeds. The Borrower shall use the proceeds of each Credit Event for general corporate purposes, including the repayment of intercompany obligations owed to CenterPoint Energy and its Subsidiaries, capital expenditures and working capital of the Borrower and its Subsidiaries and the repayment of commercial paper.

                  8.10 Payment of Taxes. Each Credit Party shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might become a Lien upon its property or unless the failure to pay could not reasonably be expected to result in a Material Adverse Effect; provided, however, that no Credit Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP or unless the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

                  8.11 Further Assurances. Each of the Credit Parties shall, and shall cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord-lender agreements and other assurances or instruments and take such further steps relating to the collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Credit Parties shall cause to be delivered to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure themselves that this Section
8.11 has been complied with. Each of the Credit Parties agree that each action required above by this Section 8.11 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent or the Required Lenders.

                  8.12 Future Guarantors. Each of the Credit Parties shall and shall cause each of its Subsidiaries to promptly upon any Person becoming a direct or indirect Subsidiary of the Parent to become a guarantor under the Guaranty by executing an accession agreement in respect of this Agreement in form and substance reasonably satisfactory to the Administrative Agent, provided that no such Subsidiary that is not a Domestic Subsidiary shall be required to become a guarantor under the Guaranty, unless such Subsidiary shall at such time guarantee any Indebtedness of the Parent or any Domestic Subsidiary.

                  SECTION 9. Negative Covenants. Each Credit Party covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Revolving Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

                  9.01 Liens. The Credit Parties shall not pledge, mortgage or hypothecate, or permit to exist, and shall not permit any Subsidiary (other than a Project Finance Subsidiary) to pledge, mortgage or hypothecate, or permit to exist, except in favor of the Borrower or any

Wholly-Owned Subsidiary of the Parent (other than a Project Finance Subsidiary), any Lien upon, any Property at any time owned by such Credit Party or a Subsidiary of such Credit Party (other than a Project Finance Subsidiary); provided, however, that this restriction shall not apply to or prevent the creation or existence of any Permitted Lien.

                  9.02 Consolidation, Mergers or Disposal of Assets. The Credit Parties shall not, and shall not permit any Subsidiary to, (i) consolidate with, or merge into or amalgamate with or into, any other Person; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or permit any Subsidiary (other than a Project Finance Subsidiary) to do so; provided, however, that nothing contained in this
Section 9.02 shall prohibit (A) a merger in which any Credit Party is the surviving entity thereof; (B) mergers involving Subsidiaries of the Parent in which any Credit Party or, if no Credit Party is a party to such merger, a Wholly-Owned Significant Subsidiary of any Credit Party (other than a Project Finance Subsidiary, except for the case where all parties to such merger are Project Finance Subsidiaries) is the surviving entity; (C) so long as no Default or Event of Default has occurred or would result therefrom, a merger involving any Credit Party other than the Borrower, in which a Wholly-Owned domestic Subsidiary of CenterPoint Energy is the surviving Person, provided, that, such surviving Person shall (I) expressly agree in writing to assume all obligations and liabilities of such Credit Party under this Agreement and each of the other Credit Documents (including, without limitation, the Guaranty) and (II) take all actions and deliver all documents reasonably requested by the Administrative Agent to evidence the assumption of such obligations including, without limitation, those actions and documents described in Section 5 of this Agreement, as if such surviving Person were a Credit Party on the Effective Date; (D) the liquidation, winding up or dissolution of a Significant Subsidiary of any Credit Party if all of the assets of such Subsidiary are conveyed, transferred or distributed to any Credit Party or a Wholly-Owned Subsidiary of any Credit Party (other than a Project Finance Subsidiary, unless such Person is also a Project Finance Subsidiary); (E) the conveyance, sale, transfer, lease or other disposal of all or substantially all (or any lesser portion) of the assets of any Credit Party to another Credit Party or a Wholly-Owned Significant Subsidiary of any Credit Party (other than a Project Finance Subsidiary, unless such Significant Subsidiary is also a Project Finance Subsidiary); or (F) additional conveyances, sales, transfers, leases or other disposals of assets of any Credit Party and its Subsidiaries, provided, that the aggregate net book value of all assets of the Credit Parties and their Subsidiaries conveyed, sold, transferred, leased or otherwise disposed of pursuant to this clause (F) shall not exceed $200,000,000 or shall constitute assets that are no longer necessary for the operation of the business of the Credit Parties and their Subsidiaries; provided that, in each case covered by this Section 9.02, immediately before and after giving effect to any such merger, dissolution or liquidation, or conveyance, sale, transfer, lease or other disposition, no Default or Event of Default shall have occurred and be continuing.

                  9.03 Accounting Changes. The Credit Parties shall not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

                  9.04 Restrictions on Dividends, Intercompany Loans, or Investments. The Credit Parties shall not permit, or permit any Significant Subsidiary (other than a Project Finance Subsidiary) to, create or otherwise cause or permit to exist or become effective any explicit and direct restriction under any agreement evidencing or providing for the issuance of Indebtedness for Borrowed Money (other than this Agreement) on the ability of any Significant Subsidiary (other than a Project Finance Subsidiary) to (i) pay dividends or make any other distributions on its capital stock or pay any Indebtedness owed to any Credit Party or any Subsidiary of any Credit Party,
(ii) make any loans or advances to or investments in the Borrower or any Subsidiary of the Borrower, or (iii) transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Significant Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided, further, that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the date hereof, any amendment or modification thereof (other than an amendment or modification expanding the scope of any such restriction or condition and any restrictions or conditions) that (x) replace restrictions or conditions existing on the date hereof and (y) are substantially similar to such existing restriction or condition, (iii) restrictions (including any extension of such restrictions that does not expand the scope of any such restrictions) existing at the time at which any such Subsidiary first becomes a Significant Subsidiary, so long as such restriction was in existence prior to such time in accordance with the other provisions of this Agreement and was not agreed to or incurred in contemplation of such change of status and (iv) any restrictions with respect to a Significant Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, so long as such disposal is otherwise permitted under this Agreement.

                  9.05 Affiliate Transactions. The Credit Parties shall not, and shall not permit any Subsidiary of such Credit Party to, make, directly or indirectly, (i) any transfer, sale, lease or other disposition of any Property to any Affiliate of such Credit Party or any Subsidiary of such Credit Party or any purchase or acquisition of any Property from any such Affiliate; or (ii) any other arrangement or transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of any such Affiliate); provided, that (A) any Credit Party and their Subsidiaries may enter into any arrangement or other transaction with any such Affiliate if the monetary or business consideration arising therefrom would be substantially at least as advantageous to such Credit Party or such Subsidiary as the monetary or business consideration which would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party or any Subsidiary of such Credit Party; (B) the Credit Parties and their Subsidiaries may become liable in connection with guaranties of the obligations of any such Affiliate in the ordinary course of business, (C) the Credit Parties and their Subsidiaries may make purchases of receivables of any kind from the Credit Parties and their Subsidiaries on terms that any of them deem acceptable; (D) the Credit Parties may enter into any arrangement or other transaction with any Wholly-Owned Subsidiary of the any Credit Party, and any Wholly-Owned Subsidiary of any Credit Party may enter into any arrangement or other transaction with any Credit Party or any other Wholly-Owned Subsidiary of any Credit Party, in each case under this clause (D) only if such arrangements and other transactions do not involve any Person other than a Credit Party or any Wholly-Owned Subsidiaries of a Credit Party; (E) the Credit Parties may enter into arrangements or other transactions permitted by Section 9.02(D) and
(F) any Credit Party and any Subsidiary
of a Credit Party may, directly or indirectly, enter into any arrangement or transaction with any Affiliate (including with CenterPoint Energy or its Subsidiaries) (i) that is authorized by order of the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935, as amended; (ii) that is in existence on the Effective Date or is described in Parent's filings with the SEC on the Effective Date; or (iii) on terms not substantially less favorable to the Credit Party or its Subsidiaries than the terms of similar arrangements or transactions that are entered into from time to time among CenterPoint Energy or any of its Affiliates that are not a Credit Party or its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 9.05 no Credit Party may make any loan, investment, advance or any extension of credit to CenterPoint Energy or its Affiliates that are not Credit Parties or their Subsidiaries, provided, however, that (i) at any time any Loan or Letter of Credit is outstanding hereunder and so long as no Default or Event of Default is in existence or would result therefrom, the Credit Parties may make intercompany loans under and pursuant to the Money Pool, in each case up to an aggregate principal amount of $100,000,000 (determined without giving effect to any write-downs or write-offs thereof) outstanding at any time and (ii) at any time no Loan or Letter of Credit is outstanding hereunder and so long as no Default or Event of Default is in existence or would result therefrom, the Credit Parties may make intercompany loans under and pursuant to the Money Pool in excess of $100,000,000 (determined without giving effect to any write-downs or write-offs thereof).

                  9.06 Payments on Preferred Stock. The Credit Parties shall not, and shall not permit any Subsidiary of the Borrower to, make or agree to make any payment or other distribution on or in connection with, or purchase, redeem or otherwise acquire or agree to do so, or convert or exchange or agree to convert or exchange, in whole or in part, any capital stock or other equity interest of the Borrower or any Subsidiary of the Borrower, in whole or in part (including, without limitation, dividends), in each case if prior to and immediately after giving effect thereto, any Default or Event of Default exists or would occur.

                  9.07 Use of Proceeds; Regulation U. The Borrower shall not directly or indirectly use the proceeds of any Borrowing (i) to purchase or carry, within the meaning of Regulation U, any Margin Stock, (ii) to participate in any tender offer for the securities of any Person, unless such tender offer has been approved by the board of directors, general partners or other governing body of such Person or (iii) for any purpose that would violate or result in a violation of any law or regulation. No Credit Party shall, nor shall permit any of its Subsidiaries to engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying, within the meaning of Regulation U, any Margin Stock.

                  9.08 Maximum Total Debt for Borrowed Money to Consolidated Capitalization Ratio. The Borrower shall not permit the ratio of Total Debt for Borrowed Money to Consolidated Capitalization to be greater than 0.50:1.00, calculated on a quarterly basis.

                  9.09 Minimum EBITDA to Cash Interest Ratio. The Borrower shall not permit the ratio of EBITDA to Cash Interest for the immediately preceding four calendar quarters to be less than 4.00:1.00, calculated on a quarterly basis.

                  SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

                  10.01 Payments. The Borrower shall fail (i) to pay any principal of any Loan or Revolving Note, or any Unpaid Drawing when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or Revolving Note or any Unpaid Drawing or (ii) make any other payment of fees or other amounts payable under this Agreement or any Revolving Note within five Business Days after the same becomes due and payable; or

                  10.02 Representations, etc. Any representation or warranty made by or on behalf of any Credit Party (or any of its officers) in this Agreement or any other Credit Document shall prove to have been incorrect in any material respect when made; or

                  10.03 Covenants. (i) any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Sections 8.01(d), 8.04,
8.06 or 8.08, Section 9 or Section 14, or (ii) any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall not have been remedied within 30 days; or

                  10.04 Default Under Other Agreements. Any Credit Party or any of its Significant Subsidiaries (other than a Project Finance Subsidiary) shall fail to pay any principal of or premium or interest on any Indebtedness for Borrowed Money that is outstanding in a principal amount of at least $30,000,000 individually or in the aggregate (but excluding Indebtedness outstanding hereunder) of such Credit Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

                  10.05 Bankruptcy, etc. Any Credit Party or any of its Significant Subsidiaries (other than a Project Finance Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Credit Party or any of its Significant Subsidiaries (other than any Project Finance Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Credit Party or any of its Significant Subsidiaries (other than any Project Finance Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in this Section 10.05; or

                  10.06 Judgments. Judgments or orders for the payment of money in excess of $30,000,000 individually or in the aggregate shall be rendered against any Credit Party or any of its Significant Subsidiaries (other than a Project Finance Subsidiary) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  10.07 Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against any Credit Party or any of its Significant Subsidiaries (other than a Project Finance Subsidiary) that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  10.08 Change of Control. For any reason, (i) CenterPoint Energy fails to own, directly or indirectly, at least 50% of the economic interest in the Borrower or (ii) CenterPoint Energy fails to own, directly or indirectly, at least 50% of the outstanding shares of stock, Voting Stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of the general partner of the Borrower or (iii) the Parent fails to own, directly or indirectly, at least 50% of the economic interest in the Borrower or (iv) the Parent fails to own at least 50% of the outstanding shares of stock, Voting Stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of the general partner of the Borrower; or

                  10.09 ERISA. Any Credit Party or any of its ERISA Affiliates shall incur, or could be reasonably expected to incur, any liability in excess of $50,000,000 individually or in the aggregate as a result of the occurrence of any ERISA Event, or a Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans, could reasonably be expected to have a Material Adverse Effect, in each case, if such liability or Unfunded Current Liability, as the case may be, is not discharged, satisfied or otherwise reduced below the respective threshold amounts described or set forth above in this Section 10.09 within 30 days from the date such liability or Unfunded Current Liability, as the case may be, exceeded such threshold amount;

                  10.10 Security Documents. Any Security Document shall cease to be in full force and effect in all material respects, or shall cease to give the Collateral Agent or the Trustee for the benefit of the Collateral Agent, as the case may be the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent or the Trustee for the benefit of the Collateral Agent, as the case may be, or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of such Security Document; or

                  10.11 Guaranty. The Guaranty or any provision thereof shall cease to be in full force and effect in all material respects, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any Guaranty;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent, any Lender or the holder of any Revolving Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result of which would occur upon the giving of such written notice by the Administrative Agent to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Commission and other Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Revolving Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protect or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; and (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.05 with respect to the Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash, to be held as security by the Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrower then outstanding.

                  SECTION 11. Definitions and Accounting Terms.

                  11.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Acquired Entity" shall have the meaning set forth in the definition of "Permitted Liens".

                  "Administrative Agent" shall mean DBAG, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

                  "Affiliate" of any Person shall mean any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such first Person.

                  "Agents" shall mean and include (i) the Administrative Agent,
(ii) the Collateral Agent, (iii) for the purposes of Section 12 only, the Documentation Agent and (iv) for purposes of Sections 12, 13.01, 13.12 and 13.15 only, the Lead Arranger.

                  "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed or replaced from time to time.

                  "Applicable Commitment Commission Percentage" and "Applicable Margin" shall mean (i) at all times when there is not a Debt Rating from both Moody's and S&P (x) with respect to Commitment Commission, a percentage per annum equal to 0.25% and (y) with respect to Loans maintained as (i) Eurodollar Loans, a percentage per annum equal to 1.50% and (ii) Base Rate Loans, a percentage per annum equal to 0.50% and (2) at all times after the receipt of an initial Debt Rating from both Moody's and S&P by the Borrower (A) with respect to Commitment Commission, the respective percentage per annum set forth below under the column "Applicable Commitment Commission Percentage" and (B) with respect to Loans, maintained as (i) Eurodollar Loans, the respective percentage per annum set forth below under the column "Eurodollar Margin" below and (ii) Base Rate Loans, the respective percentage per annum set forth below under the column "Base Rate Margin" and, in the case of preceding clauses (A) and (B), opposite the respective Level (i.e., Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be) that is currently then in effect based on the Debt Rating:

                                                                                          Applicable
                                                                                          Commitment
                                                                 Eurodollar   Base Rate   Commission
Level                                                              Margin      Margin     Percentage
----------------------------------------------------------------------------------------------------
Level 1
a rating from S&P of A- or above and a rating from
Moody's of A3 or above                                              0.75%        0.0%        0.10%
----------------------------------------------------------------------------------------------------
Level 2
does not qualify for Level 1, with a rating from S&P of
BBB+ or above and a rating from Moody's of Baa1 or
above                                                              0.875%        0.0%       0.125%
----------------------------------------------------------------------------------------------------
Level 3
does not qualify for Level 1 or Level 2, with a
rating from S&P of BBB or above and a rating from
Moody's of Baa2 or above.                                           1.00%        0.0%        0.15%
----------------------------------------------------------------------------------------------------
Level 4
does not qualify for Level 1, Level 2 or Level 3 with a
rating from S&P of BBB- or above and a rating from
Moody's of Baa3 or above                                            1.25%       0.25%        0.20%
----------------------------------------------------------------------------------------------------
Level 5
does not qualify for Level 1, Level 2, Level 3 or Level 4,
but has a rating from S&P of at least BB+ or above or a
rating from Moody's of Ba1 or above, and the other
such rating agency shall have a rating in the case of S&P, of
BBB- or above or in the case of Moody's, of Baa3 or
above, as the case may be.                                          1.50%       0.50%        0.25%
----------------------------------------------------------------------------------------------------
Level 6
does not qualify for Level 1, Level 2, Level 3, Level 4 or
Level 5                                                             1.75%       0.75%        0.30%
----------------------------------------------------------------------------------------------------

; provided that (I) Level 6 pricing shall apply at all times (x) when a Default under Section 10.01 or 10.05 or an Event of Default is in existence or (y) after the Borrower has received an initial Debt Rating, either or both rating agencies no longer maintain any such rating and (II) any change in the Applicable Margin or the Applicable Commitment Commission Percentage due to a change in the Debt Rating shall be effective on the effective date of such change in the applicable Debt Rating.

                  "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

                  "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto.

                  "Base Rate" shall mean the higher of (x) the Prime Lending Rate and (y) 1/2 of 1% in excess of the overnight Federal Funds Rate.

                  "Base Rate Loan" shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

                  "Board" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

                  "Bond" shall mean the bond in the original principal amount of the Total Commitment as in effect on the Effective Date issued under the Indenture and pledged pursuant to the Pledge Agreement.

                  "Borrowed Money" of any Person shall mean any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits and lease obligations under Capital Leases); provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or in lieu of franchise bonds or other obligations that do not represent money borrowed or raised, which reimbursement obligations in each case shall be payable in full within ten (10) Business Days after the date upon which such obligation arises, (c) trade payables, (d) customer advance payments and deposits arising in the ordinary course of such Person's business, (e) operating leases and (f) obligations under swap agreements.

                  "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

                  "Borrowing" shall mean the incurrence of one Type of Loan by the Borrower from all of the Lenders on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base

Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

                  "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

                  "Capital Lease" shall mean a lease that, in accordance with GAAP, would be recorded as a capital lease on the balance sheet of the lessee.

                  "Cash Interest" shall mean interest expense of the Parent and its Subsidiaries, to the extent actually paid in cash, during the relevant period; provided that Cash Interest for the quarter ended December 31, 2002 shall be deemed to be an amount equal to $1,956,000.

                  "CenterPoint Energy" shall mean CenterPoint Energy, Inc., a Texas corporation.

                  "CNP Credit Agreement" shall have the meaning provided in
Section 5.07(c).

                  "Collateral Agent" shall mean Deutsche Bank AG New York Branch, in its capacity of collateral agent under the Credit Documents.

                  "Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I hereto directly below the column entitled "Commitment," as same may be (x) reduced from time to time pursuant to Sections 1.14, 3.02, 3.03 and/or 10 or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

                  "Commitment Commission" shall have the meaning provided in
Section 3.01(a).

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Consolidated Capitalization" shall mean the sum of (a) Consolidated Shareholders' Equity, (b) Consolidated Indebtedness for Borrowed Money and (c) without duplication, any Mandatory Payment Preferred Stock.

                  "Consolidated Net Tangible Assets" shall mean the total amount of assets of the Parent and its Subsidiaries less, without duplication, (a) total current liabilities (excluding Indebtedness for Borrowed Money due within 12 months); (b) all reserves for depreciation and other asset valuation reserves, but, excluding reserves for deferred federal income taxes arising from accelerated amortization or otherwise; (c) all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and (d) all appropriate adjustments on account of minority interests of other persons holding common stock of any Subsidiary; all as reflected in the Parent's audited consolidated balance sheet most recently delivered pursuant hereto prior to the date of a determination of Consolidated Net Tangible Assets hereunder.

                  "Consolidated Shareholders' Equity" shall mean, as of any date of determination, the total assets of the Parent and its Consolidated Subsidiaries less all liabilities of the Parent and its Consolidated Subsidiaries. (As used in this definition, "liabilities" means all obligations that, in accordance with GAAP consistently applied, would be classified on a balance sheet as liabilities, including, without limitation, (a) Indebtedness;
(b) deferred liabilities; and (c) Indebtedness of the Parent or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of the Parent or such Consolidated Subsidiaries, as the case may be, but in any case excluding as at such date of determination any adjustment, non-cash charge to net income or other non-cash charges or write-offs resulting thereto from the application of SFAS No. 142 and similar provisions of GAAP).

                  "Controlled" shall mean, with respect to any Person, the ability of another Person (whether directly or indirectly and whether by the ownership of voting securities, contract or otherwise) to appoint and/or remove the majority of the members of the board of directors or other governing body of that Person (and "Control" and "Controls" shall be similarly construed).

                  "Credit Documents" shall mean this Agreement (including, without limitation, the Guaranty), the Revolving Notes, the Security Documents, each Letter of Credit and all other documents executed in connection herewith and therewith, including, without limitation, each Notice of Borrowing.

                  "Credit Event" shall mean the making of any Loan or the issuance of any Letter of Credit.

                  "Credit Party" shall mean the Borrower and each Guarantor.

                  "DBAG" shall mean Deutsche Bank AG New York Branch, in its individual capacity.

                  "Debt Rating" shall mean, on any date, each of the ratings most recently publicly announced by Moody's and S&P for the Borrower's non-credit enhanced senior secured long-term Indebtedness.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

                  "Documentation Agent" shall mean Compass Bank, in its capacity as Documentation Agent.

                  "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

                  "Domestic Subsidiary" shall mean each Subsidiary of the Parent that is incorporated or organized in the United States, any State or territory thereof or the District of Columbia or which is treated as a partnership by the Parent or any Domestic Subsidiary thereof or a disregarded entity pursuant to the provisions of Treasury Regulations Section 301.7701-3.

                  "Drawing" shall have the meaning provided in Section 2.05(b).

                  "EBITDA" shall mean, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) to the extent reflected as a charge in the computation of net income for such period, any other non-cash charges, in each case determined in accordance with GAAP for such period, provided that, EBITDA for the quarter ended December 31, 2002 will be deemed to be an amount equal to -$27,878,000.

                  "Effective Date" shall have the meaning provided in Section 13.10.

                  "Eligible Transferee" shall mean and include a commercial bank, a financial institution, any fund that regularly invests in bank loans or other "accredited investor" (as defined in Regulation D of the Securities Act) but in any event excluding the Borrower and its Subsidiaries.

                  "Environmental Action" shall mean any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "Environmental Law" shall mean any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, rule of common law, decree or judicial or agency interpretation, policy or guidance having the force of law relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "Equity Interests" shall mean any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

                  "ERISA Event" shall mean (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of
Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (i) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Borrower and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, exceed $50,000,000; (j) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; and (k) the reorganization or termination of a Multiemployer Plan.

                  "Eurodollar Loan" shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

                  "Eurodollar Rate" shall mean with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average (rounded to the nearest 1/100 of 1%) of the offered quotation to first-class banks in the New York interbank Eurodollar market by DBAG for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of DBAG for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York City time) on the Interest Determination Date for such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

                  "Event of Default" shall have the meaning provided in Section 10.

                  "Exchange Act" shall mean the Securities Exchange Act of 1933, as amended.

                  "Excess Funding Guarantor" shall have the meaning provided in
Section 14.07(b).

                  "Excess Payment" shall have the meaning provided in Section 14.07(b).

                  "Facing Fee" shall have the meaning provided in Section
3.01(c).

                  "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

                  "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

                  "First Mortgage Bond" shall mean any bond, note or similar instrument issued pursuant to the Indenture.

                  "GAAP" shall have the meaning specified in Section 11.02.

                  "Genco GP" shall have the meaning provided in the first paragraph of this Agreement.

                  "Genco LP" shall have the meaning provided in the first paragraph of this Agreement.

                  "Genco Services" shall have the meaning provided in the first paragraph of this Agreement.

                  "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Guarantee" shall mean, as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any principal of any Indebtedness for Borrowed Money (the "primary obligations") of any other third Person in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds for the purchase or payment of any such primary obligation or (iii) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith (and "guaranteed" and "guarantor" shall be construed accordingly).

                  "Guaranteed Creditors" shall mean and include the Administrative Agent, the Collateral Agent, the Documentation Agent, the Issuing Lender and each of the Lenders.

                  "Guaranteed Obligations" shall mean the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower or any Subsidiary thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of the Borrower to the Guaranteed Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, this Agreement and the other Credit Documents and the due performance and compliance by each Borrower with all of the terms, conditions and agreements contained in this Agreement and in the other Credit Documents.

                  "Guarantor" shall mean each of the Parent, Genco GP, Genco Services and Genco LP and any other Person required to become a guarantor under the Guaranty from time to time as contemplated by Section 8.12 of this Agreement.

                  "Guaranty" shall mean the guaranty of the Guarantors pursuant to Section 14 of this Agreement.

                  "Hazardous Materials" shall mean (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

                  "Indebtedness" of any Person shall mean the sum of (a) all items (other than capital stock, capital surplus and retained earnings) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which the Indebtedness is to be determined and (b) the amount of all Guarantees by such Person.

                  "Indenture" shall have the meaning set forth in Section 5.05(b) of this Agreement.

                  "Indenture Collateral" shall mean all of the power generation assets of Parent and its Subsidiaries securing the Obligations of the Borrower under and in connection with the Bond, as provided in the Indenture.

                  "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

                  "Interest Period" shall have the meaning provided in Section 1.09.

                  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Issuing Lender" shall mean Compass Bank (which for purposes of this definition also shall include any banking affiliate of Compass Bank) and any other Lender which at the request of the Borrower and with the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) agrees, in such Lender's sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2. It being understood and agreed that on the Effective Date the sole Issuing Lender is Compass Bank.

                  "Lead Arranger" shall mean Deutsche Bank Securities Inc., in its capacity as Lead Arranger.

                  "Leaseholds" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

                  "Lender" shall mean each financial institution listed on
Schedule I, as well as any Person which becomes a "Lender" hereunder pursuant to
Section 1.13 or 13.04(b).

                  "Lender Default" shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its pro rata portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.04(c) or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 1.01 or Section 2, in the case of either clause (i) or
(ii) above as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

                  "Letter of Credit" shall have the meaning provided in Section 2.01(a).

                  "Letter of Credit Fee" shall have the meaning provided in
Section 3.01(b).

                  "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and
(ii) the amount of all Unpaid Drawings.

                  "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

                  "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any Capital Lease).

                  "Loan" shall have the meaning provided in Section 1.01(a).

                  "Mandatory Payment Preferred Stock" shall mean any preference or preferred stock of the Parent or of any of its Subsidiaries (in each case other than any issued to the Parent or its Subsidiaries that is subject to mandatory redemption, sinking fund or retirement provisions; provided, that any amounts subject to any mandatory redemption, sinking fund or retirement provisions due and payable prior to the Maturity Date or within one year following the Maturity Date will not be considered Mandatory Payment Preferred Stock.

                  "Margin Stock" shall mean any margin stock (as defined in Regulation U) and any margin security (as defined in Regulation T).

                  "Material Adverse Change" shall mean any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Parent, the Borrower, the Parent and its Subsidiaries taken as a whole, or the Borrower and its Subsidiaries taken as a whole.

                  "Material Adverse Effect" shall mean a material adverse effect on the ability of any Credit Party to perform its obligations under this Agreement or any other Credit Document to which it is a party.

                  "Maturity Date" shall mean December 21, 2004.

                  "Minimum Borrowing Amount" shall mean an amount equal to $1,000,000.

                  "Moody's" shall mean Moody's Investors Service, Inc.

                  "Money Pool" shall have the meaning provided in the Texas Genco Money Pool Agreement, dated as of October 22, 2003, among CenterPoint Energy and certain of its direct and indirect subsidiaries, as in effect on the Effective Date, as may be amended from time to time.

                  "Multiemployer Plan" shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of, or is contributed to (or to which there is an obligation to contribute of) by, the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained, or contributed to by, and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Non-Continuing Lender" shall have the meaning provided in
Section 1.14.

                  "Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

                  "Non-Recourse Debt" shall mean (i) any Indebtedness for Borrowed Money incurred by any Project Finance Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for any project, which Indebtedness for Borrowed Money does not provide for recourse against the Parent or any Subsidiary of the Parent (other than a Project Finance Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Parent or any Subsidiary of the Parent (other than Equity Interests in, or the property or assets of, a Project Finance Subsidiary and such recourse as exists under a Performance Guaranty) and (ii) any refinancing of such Indebtedness for Borrowed Money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees, premium or penalties) at the time of the refinancing or increase the property subject to any Lien securing such Indebtedness for Borrowed Money or otherwise add additional security or support for such Indebtedness for Borrowed Money.

                  "Notice of Borrowing" shall have the meaning provided in
Section 1.03.

                  "Notice of Conversion/Continuation" shall have the meaning provided in Section 1.06.

                  "Notice Office" shall mean the office of the Administrative Agent located at 90 Hudson Street, Fifth Floor, Jersey City, New Jersey 07302,
Attention: Peter Medina, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

                  "Obligation" shall mean, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not claim is discharged, stayed or otherwise affected by any proceeding referred to in
Section 10.05. Without limiting the generality of the foregoing, the Obligations of any Credit Party under each Credit Document to which it is a party include
(a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Credit Party under any Credit Document and (b) the obligation of such Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.

                  "Parent" shall have the meaning provided in the first paragraph of this Agreement.

                  "Participant" shall have the meaning provided in Section 2.04(a).

                  "Payment Office" shall mean the office of the Administrative Agent located at 90 Hudson Street, Fifth Floor, Jersey City, New Jersey 07302, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation (or any successor).

                  "Percentage" of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if the Percentage of any Lender is to be determined after the Total Commitment has been terminated, then the Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

                  "Performance Guaranty" shall mean any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of or Equity Interests in a Project Finance Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant Project Finance Subsidiary, or
(c) performance by a Project Finance Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.

                  "Permitted Liens" shall mean:

                           (a) Liens securing Indebtedness under any First Mortgage Bond issued pursuant to and in accordance with the Indenture (or secured by a First Mortgage Bond) in an aggregate principal amount which, together with all other Indebtedness of the Parent and its Subsidiaries secured by a Lien permitted by this clause (a) (not including Indebtedness permitted to be secured under clauses (b)-(w) below unless such Indebtedness is secured pursuant to the Indenture or by a First Mortgage Bond issued pursuant to the Indenture) and the sum of the Value of all Sale and Leaseback Transactions of Parent and its Subsidiaries in existence at such time (other than any Sale and Leaseback Transaction which, if such Sale and Leaseback Transaction had been a Lien, would have been permitted by clauses (k) or (m) below), does not at the time of incurrence of such Indebtedness exceed $250,000,000, provided that all such Liens shall rank pari passu with the Liens securing the Obligations of the Credit Parties pursuant to the Security Documents and shall be subject to the intercreditor provisions contained in the Indenture;

                           (b) undetermined or inchoate Liens and charges incidental to construction, maintenance, development or operation;

                           (c) the Lien of taxes and assessments for the then current year, the Lien of taxes and assessments not at the time delinquent and the Lien of specified taxes and assessments which are delinquent but the validity of which is being contested at the time by the Parent or such Subsidiary of the Parent in good faith and by appropriate proceedings or for which its non-payment could not reasonably be expected to have a Material Adverse Effect;

                           (d)      Liens in existence on the date hereof;

                           (e) Liens arising in connection with the securitization of accounts receivable of the Parent and its Subsidiaries or any securitization Subsidiary, in the case of the Parent and its Subsidiaries, to the extent affecting only the accounts receivable of the Parent and its Subsidiaries and assets customarily related thereto and Liens on the stock or assets of securitization Subsidiaries;

                           (f) the Lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

                           (g) any obligations or duties, affecting the property of the Parent or such Subsidiary, to any municipality or public authority with respect to any franchise, grant, license, permit or similar arrangement;

                           (h) the Liens of any judgments or attachments in an aggregate amount not in excess of $30,000,000, or the Lien of any judgment or attachment the execution or enforcement of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

                           (i) Liens upon any property heretofore or hereafter acquired, constructed or improved, created at the time of acquisition or commercial operation thereof within one year thereafter (and the accessions thereto and proceeds thereof) to secure all or a portion of the purchase price thereof or the cost of such construction or improvement, or existing thereon at the date of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof or the cost of such construction or improvement, or existing thereon at the date of acquisition, whether or not assumed by the Parent or any Subsidiary of the Parent, provided, that every such Lien shall apply only to the property so acquired or constructed and fixed improvements thereon (and the accessions thereto and proceeds thereof);

                           (j) any extension, renewal or refunding, in whole or in part, of any mortgage, pledge, Lien or encumbrance permitted by subparagraph (i) above, if limited to the same property or any portion thereof subject to, and securing not more than the amount secured by, the mortgage, pledge, Lien or encumbrance extended, renewed or refunded and related transaction costs and expenses;

                           (k) Liens upon any property heretofore or hereafter acquired by any Person that is or becomes a Subsidiary after the date hereof ("Acquired Entity"), provided, that (1) every such Lien shall either (A) exist prior to the time the Acquired Entity becomes a Subsidiary or
                  (B) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) every such Lien shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than the Parent or any Subsidiary of the Parent;

                           (l) the pledge of current assets, in the ordinary course of business, to secure current liabilities;

                           (m) mechanics' or materialmen's Liens, any Liens or charges arising by reason of pledges or deposits to secure payment of workmen's compensation or other insurance, good faith deposits in connection with tenders, leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure duties or public or statutory obligations, deposits to secure, or in lieu of, surety, stay or appeal bonds, and deposits as security for the payment of taxes or assessments or similar charges;

                           (n) any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental regulation for any purpose at any time in connection with the financing of the acquisition or construction of property to be used in the business of the Parent or a Subsidiary or as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Parent or a Subsidiary to maintain self-insurance or to participate in any funds established to cover any insurance risks or in connection with workmen's compensation, unemployment insurance, old age pensions or other social security, or to share in the privileges or benefits required for companies participating in such arrangements;

                           (o) any Lien of or upon any office equipment, data processing equipment (including, without limitation, computer and computer peripheral equipment), or transportation equipment (including, without limitation, motor vehicles, tractors, trailers, marine vessels, barges, towboats, rolling stock and aircraft);

                           (p) any Lien created or assumed by the Parent or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code, as amended, for the purpose of financing, in whole or in part, the acquisition or construction or property to be used by the Parent or a Subsidiary;

                           (q) the pledge or assignment of accounts receivable, or the pledge or assignment of conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by the Parent or such Subsidiary or others of goods or merchandise to customers of the Parent or such Subsidiary;

                           (r) any other Liens securing obligations under agreements to which the Parent or any of its Subsidiaries is a party or by which it is bound as of the Effective Date, which the Parent is obligated to equally and ratably secure as a result of granting the Liens to secure Indebtedness hereunder;

                           (s) Liens on Property of the Parent or any of its Subsidiaries securing non-recourse Indebtedness of the Parent or any such Subsidiary;

                           (t)      Liens on cash collateral to secure
                  obligations of the Parent and its Subsidiaries in respect of cash management arrangements with any Lender or Affiliate thereof;

                           (u) Liens on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in accounts with or on behalf of futures contract brokers or other counterparties or (ii) pledged by the Parent or any of its Subsidiaries, in the case of clause (i) or (ii) to secure its obligations with respect to contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase or sale of any energy-related commodity or interest rate or currency rate management contracts;

                           (v) Liens on (i) Property owned by a Project Finance Subsidiary or (ii) equity interests in a Project Finance Subsidiary (including in each case a pledge of a partnership interest, common stock or a membership interest in a limited liability company) securing Indebtedness incurred in connection with a project financing; or

                           (w)      Liens not otherwise permitted by Section
                  9.01 securing Indebtedness or other obligations of the Parent and its Subsidiaries so long as the aggregate principal amount outstanding at any time of the obligations secured thereby does not at any time exceed (as to the Parent and all of its Subsidiaries) $20,000,000 at such time.

                  "Person" shall mean an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" shall mean a Single Employer Plan or a Multiple Employer Plan.

                  "Pledge Agreement" shall have the meaning provided in Section 5.05(a).

                  "Pledge Agreement Collateral" shall mean all "Collateral" as defined in the Pledge Agreement.

                  "Prime Lending Rate" shall mean the rate which DBAG announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DBAG may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

                  "Project Finance Subsidiary" and "Project Finance Subsidiaries" shall mean any Subsidiary of the Parent designated by the Borrower whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary or Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (z) Indebtedness or other obligations of the Borrower or its Subsidiaries or other Persons; provided, however, that the sum of the net book value of all Project Finance Subsidiaries shall at no time exceed 10% of Consolidated Net Tangible Assets.

                  "Projections" shall have the meaning provided in Section 5.09.

                  "Property" shall mean any interest or right in any kind of property or asset, whether real, personal or mixed, owned or leased, tangible or intangible and whether now held or hereafter acquired.

                  "Pro Rata Share" shall have the meaning provided in Section 14.07(b).

                  "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December, occurring after the Effective Date.

                  "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

                  "Recommitment Deadline" shall have the meaning provided in
Section 1.14.

                  "Recommitment Request" shall have the meaning provided in
Section 1.14.

                  "Register" shall have the meaning provided in Section 13.16.

                  "Regulation D" shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Regulation T" and "Regulation U" shall mean Regulation T and U, respectively, of the Board, in each case, as from time to time in effect and any successor to all or a portion thereof.

                  "Replaced Lender" shall have the meaning provided in Section 1.13.

                  "Replacement Lender" shall have the meaning provided in
Section 1.13.

                  "Required Lenders" shall mean Non-Defaulting Lenders, the sum of whose outstanding Commitments (or after the termination thereof, outstanding Loans and Percentage of Letter of Credit Outstandings) represent greater than 50% of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the then total outstanding Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the Letter of Credit Outstandings at such time).

                  "Responsible Officer" shall mean, with respect to any Person, its chief financial officer, chief accounting officer, assistant treasurer, treasurer or comptroller of such Person or any other officer of such Person whose primary duties are similar to the duties of any of the previously listed officers of such Person.

                  "Returns" shall have the meaning provided in Section 7.09.

                  "Revolving Note" shall have the meaning provided in Section 1.05(a).

                  "RRI Option Agreement" shall have the meaning provided in
Section 5.07(c).

                  "S&P" shall mean Standard & Poor's Rating Services.

                  "Sale and Leaseback Transaction" shall mean any arrangement with any Person providing for the leasing to the Parent or any Subsidiary of the Parent of any Property (except for temporary leases for a term, including any renewal thereof of not more than three years and except for leases between the Parent and a Subsidiary of the Parent or between Subsidiaries of the Parent), which Property has been or is to be sold or transferred by the Parent or any Subsidiary of the Parent to such Person.

                  "SEC" shall have the meaning provided in Section 9.05.

                  "Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b)(ii).

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Security Documents" shall mean the Indenture, the Bond and Pledge Agreement and each other document or instrument entered into pursuant to
Section 5.05 or 8.11, if any, in each case as and when delivered in accordance with this Agreement as same may be amended, modified or supplemented from time to time in accordance with the terms thereof and/or hereof.

                  "Significant Subsidiary" shall mean (i) for the purposes of determining what constitutes an "Event of Default" under Sections 10.04, 10.05,
10.06 and 10.07, a Subsidiary of any Credit Party (other than a Project Finance Subsidiary) whose total assets, as determined in accordance with GAAP, represent at least 10% of the total assets of such Credit Party, on a consolidated basis, as determined in accordance with GAAP and (ii) for all other purposes the "Significant Subsidiaries" shall be those Subsidiaries whose total assets, as determined in accordance with GAAP, represent at least 10% of the total assets of such Credit Party on a consolidated basis, as determined in accordance with GAAP for such Credit Party's most recently completed fiscal year and identified in the certificate most recently delivered pursuant to Section 8.01(b).

                  "Single Employer Plan" shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of, or is contributed to (or to which there is an obligation to contribute of) by, the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates, or (b) was so maintained, or contributed to by, and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Stated Amount" of each Letter of Credit shall, at any time, mean the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

                  "Subsidiary" of any Person shall mean any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership, joint venture or other Person or
(c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

                  "Taxes" shall have the meaning provided in Section 4.04(a).

                  "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

                  "Total Debt" shall mean, as of any date of determination, the sum of the total Indebtedness for Borrowed Money as shown on the consolidated balance sheet of the Parent and its Consolidated Subsidiaries, determined without duplication of any Guarantee of Indebtedness for Borrowed Money of the Parent by any of its Consolidated Subsidiaries or of any Guarantee of Indebtedness of any such Consolidated Subsidiary by the Parent or any other Consolidated Subsidiary of the Parent, and any Mandatory Payment Preferred Stock, less Non-Recourse Debt of the Parent and its Subsidiaries.

                  "Total Unutilized Commitment" shall mean, at any time, an amount equal to the remainder of (i) the Total Commitment then in effect, less
(ii) the sum of the aggregate principal amount of Loans plus the then aggregate amount of Letter of Credit Outstandings.

                  "Trustee" shall mean JPMorgan Chase Bank, in its capacity as Trustee under the Indenture.

                  "Type" shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan.

                  "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

                  "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

                  "United States" and "U.S." shall each mean the United States of America.

                  "Unpaid Drawing" shall have the meaning provided for in
Section 2.05(a).

                  "Unutilized Commitment" with respect to any Lender, at any time, shall mean such Lender's Commitment at such time less the sum of (i) the aggregate outstanding principal amount of Loans made by such Lender and (ii) such Lender's Percentage of the Letter of Credit Outstandings at such time.

                  "Value" shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (2) the fair value, in the opinion of the board of directors, of such property at the time of entering into such Sale and Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

                  "Voting Stock" shall mean capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  "Wholly-Owned" shall mean, with respect to any Subsidiary of any Person, a Subsidiary, all the outstanding capital stock (other than directors' qualifying shares required by law) or other ownership interest of which are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person, or both.

                  11.02 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in effect from time to time in the United States of America ("GAAP"); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of the Credit Documents to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof or in federal or foreign tax laws which adversely affects any of the Borrower and its Subsidiaries' ability to comply with its obligations under the Credit Documents, regardless of whether any such notice is given before or after such change or in the application thereof, then such provision shall be interpreted on the basis of GAAP or such tax laws as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                  SECTION 12. The Agents.

                  12.01 Appointment. The Lenders hereby designate (i) DBAG as Administrative Agent and Collateral Agent to act as specified herein and in the other Credit Documents, (ii) Compass Bank as Documentation Agent and (iii) Deutsche Bank Securities, Inc. as Lead Arranger, in each case to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note by the acceptance of such Revolving Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of each Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates.

                  12.02 Nature of Duties. The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. No Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Agents shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Revolving Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

                  12.03 Lack of Reliance on the Agents. Independently and without reliance upon any Agent, each Lender and the holder of each Revolving Note, to the extent it deems appropriate, has made and shall continue to make
(i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Revolving Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent nor any of its affiliates or any of its officers, directors, agents or employees shall be responsible to any Lender or the holder of any Revolving Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

                  12.04 Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender nor any holder of any Revolving Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

                  12.05 Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, facsimile or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (which may be counsel for the Credit Parties).

                  12.06 Indemnification. To the extent that any Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify such Agent, in proportion to its "percentage" as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

                  12.07 The Agents in Their Individual Capacity. With respect to its obligation to make Loans and participate in Letters of Credit under this Agreement, each Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lenders," "Required Lenders," "holders of Revolving Notes" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower, or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

                  12.08 Holders. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

                  12.09 (a) Resignation. The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Lenders. Any such resignation by any Agent hereunder shall also constitute its resignation as an Issuing Lender (if applicable), in which case upon the effectiveness of such resignation in accordance with this Section 12.09 such resigning Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as an Issuing Lender with respect to any Letters of Credit issued by it, in each case prior to the effective date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

                  (b) Upon any such notice of resignation, the Required Lenders shall, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required at any time when an Event of Default exists), appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company.

                  (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required at any time when an Event of Default exists), shall then appoint a commercial bank or trust company as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

                  (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause
(b) above.

                  (e)      Upon a resignation of any Agent pursuant to this
Section 12.09, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit

Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as an Agent.

                  12.10 Documentation Agent. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall impose on the Documentation Agent, in such capacity, any duties or obligations.

                  SECTION 13. Miscellaneous.

                  13.01 Payment of Expenses, etc. The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of (x) the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, it being understood that for purposes of this clause (x), the Administrative Agent shall use no more than one transaction counsel and such local counsel as reasonably necessary, (y) each Agent in connection with its syndication efforts with respect to this Agreement and (z) the Administrative Agent and, following and during the continuation of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, following and during the continuation of an Event of Default, for each of the Lenders) in each case promptly following receipt of a reasonably detailed invoice therefor; (ii) without duplication of any other payments paid or payable pursuant to any other provision of this Agreement or any other Credit Document, pay and hold each of the Lenders harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) without duplication of any other payments paid or payable pursuant to any other provision of this Agreement or any other Credit Document, indemnify each Agent and each Lender (including in its capacity as an Issuing Lender), and each of their respective officers, directors, employees, representatives, affiliates and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Action asserted against the Borrower, any of its Subsidiaries, or any Real Property owned or at any time operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

                  13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of all Credit Parties to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

                  13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at the Borrower's address specified opposite its signature below; if to any other Credit Party, at such Credit Party's address set forth opposite its signature below; if to any Lender, at its address specified on Schedule II below; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

                  13.04 (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of all of the Lenders and the Administrative Agent and, provided further, that although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a "Lender" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment hereunder except as provided in Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Lender" hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Revolving Note or extend the expiry date of any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

                  (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and related outstanding Obligations hereunder (or, if the Commitments have terminated, its outstanding Obligations) to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or to one or more other Lenders or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations hereunder (or, if the Commitments have terminated, its outstanding Obligations) to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitment of such new Lender and of the existing Lenders, (ii) at the request of the assignee Lender, and upon surrender of the relevant Revolving Notes or the provision of a customary lost note indemnification agreement from the assignor or assignee Lender, as the case may be, new Revolving Notes will be issued, at the Borrowers' expense, to such new Lender and to the assigning Lender, such new Revolving Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised

Commitments, (iii) the consent of the Administrative Agent, any Issuing Lender and, at any time when no Default or Event of Default is in existence, the Borrower shall be required in connection with any such assignment pursuant to clause (y) above (each of which consents shall not to be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.16 hereof. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 1.10, 1.11 or 4.04 greater than those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such greater increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

                  (b) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Revolving Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Revolving Notes or Loans to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to its trustee or such collateral agent, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

                  13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or any holder of any Revolving Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and any Agent or any Lender or the holder of any Revolving Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Agent or any Lender or the holder of any Revolving Note would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender or the holder of any Revolving Note to any other or further action in any circumstances without notice or demand.

                  13.06 (a) Payments Pro Rata. Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

                  (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or other Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the Borrower to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

                  13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders), provided that except as otherwise specifically provided herein, all computations of Applicable Commitment Commission Percentage and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 9.08 and 9.09, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements referred to in Section 7.05(a).

                  (b) All computations of interest on Eurodollar Loans hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. All computations of interest on Base Rate Loans and computations of Fees hereunder shall be made on the basis of a year of 365/366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

                  13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CON-

STRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO EACH CREDIT PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.

                  (a) EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                  13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

                  13.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which (i) the Borrower, each Lender and the Administrative Agent shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that same has been signed and mailed to it and (ii) the conditions contained in Section 5 are met to the satis-faction of the Agents and the Required Lenders. Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in
Section 5 have not been met to its reasonable satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5). The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

                  13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  13.12 (a) Amendment or Waiver; Removal of Lender etc. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Revolving Note, or extend the stated maturity of, or any reimbursement obligation under, any Letter of Credit beyond the Maturity Date, or reduce the rate or extend the time of payment of interest or Fees (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), or reduce the principal amount thereof, or reduce any reimbursement obligations under any Letter of Credit,
(ii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit under this Agreement of the type which afford the protections to such additional extensions of credit provided to the Commitments on the Effective Date), (iii) reduce the percentage specified in the definition of Required Lenders (it being understood and agreed that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments are included on the Effective Date) or (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood and agreed that waivers or modifications of conditions precedent, covenants (including, without limitation, by means of modifications to the financial definitions or modifications in the method of calculation of any financial covenants), Defaults or Events of Default or of a mandatory reduction in the Total Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (2) without the consent of the respective Issuing Lender or Issuing Lenders, amend, modify or waive any provision of Section 2 with respect to Letters of Credit issued by it or alter its rights or obligations with respect to Letters of Credit, or (3) without the consent of each Agent affected thereby, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent.

                  (b) Notwithstanding anything herein to the contrary, the Borrower may in accordance with and subject to the provisions of Sections 3.02(b) and/or 4.01(b) as applicable, at any time in its sole discretion, terminate any Lender's Commitment upon ten Business Days' prior written notice to such Lender and the Administrative Agent (the contents of which notices shall be promptly communicated by the Administrative Agent to each other Lender), provided that notwithstanding the foregoing, it is understood and agreed that no Lender's Commitment may be terminated hereunder at a time when an Event of Default shall have occurred and be continuing or solely as a result of the exercise of such Lender's rights pursuant to the second proviso to Section 13.12(a) (including the withholding of any required consent by such Lender pursuant thereto). Concurrently with any termination made pursuant to this
Section 13.12(b), the Borrower shall pay to such removed Lender all amounts owing to such Lender hereunder and under each other Credit Document in immediately available funds and take all other actions, in each case in accordance with Sections 3.02(b) and/or 4.01(b) as applicable, in connection with such termination and immediately upon making such payments and taking such actions, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such Lender. Each notice by the Borrower under this Section 13.12(b) shall constitute a representation by Borrower that the removal described in such notice is permitted under this Section 13.12(b).

                  13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06 shall, survive the execution, delivery and termination of this Agreement and the Revolving Notes and the making and repayment of the Loans.

                  13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

                  13.15 Confidentiality. Subject to the provisions of clause (b) of this Section 13.15, each Lender agrees that it will not disclose without the prior consent of the Parent (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to the Parent or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Parent to the Lenders in writing as confidential, provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to any Agent,
(f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be subject to the provisions contained in this
Section 13.15 and (g) to any nationally recognized rating agency that requires access to information about such Lender's investment portfolio in connection with ratings issued to such Lender.

                  (b) Each Credit Party hereby acknowledges and agrees that each Lender may share with any of its Affiliates any information related to the Parent or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Parent and its Subsidiaries), provided such Persons shall be subject to the provisions of this
Section 13.15 to the same extent as such Lender.

                  (c) Each Credit Party hereby represents and acknowledges that, to the best of its knowledge, no Agent nor any Lender, nor any employees or agents of, or other persons affiliated with, any Agent or any Lender, have directly or indirectly made or provided any statement (oral or written) to such Credit Party or to any of their respective employees or agents, or other persons affiliated with or related to such Credit Party (or, so far as such Credit Party is aware, to any other Person), as to the potential tax consequences of this Agreement, any other Credit Document or any of the transactions contemplated hereby or thereby.

                  (d) Neither the Agents, the Lenders or any of their respective affiliates nor any Credit Party provide accounting, tax, or legal advice and each party has consulted, or will consult, its own advisors regarding its participation in the transactions contemplated by this Agreement. Notwithstanding anything provided herein, in the other Credit Documents or in any other document or agreement relating to the transactions contemplated herein and in the other Credit Documents, and any express or implied claims of exclusivity or proprietary rights, the Agents, the Lenders and each of the Credit Parties hereby agree and acknowledge that each Credit Party, the Agents, the Lenders and any of their respective affiliates (and each of their respective employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions regarding such transactions and without limitation of any kind, the U.S. federal, state, or local tax treatment and tax structure of such transactions, and all materials of any kind (including opinions or other tax analyses) that are provided by either any Credit Party, any Agent, any Lender or any of their respective affiliates (and any of their respective employees, representatives or other agents) to any other such party relating to such tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. For purposes of this authorization, "tax treatment" of a transaction means the purported or claimed tax treatment of the transaction and "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed tax treatment of the transaction. Nothing herein is intended to imply that any oral or written statement as to any potential tax consequences that are related to, or may result from, the transactions contemplated by the Agreement and the other Credit Documents have been made or provided to, or for the benefit of, any Agent, Lender, Credit Party or any of their respective affiliates by any other such party.

                  13.16 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 13.16, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Revolving Note evidencing such Loan, and thereupon one or more new Revolving Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.16.

                  SECTION 14. Guaranty.

                  14.01 Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Guarantor from the proceeds of the Loans and the issuance of, and participations in, the Letters of Credit, each Guarantor hereby agrees with the Lenders as follows: Each Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due in cash, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Guaranty is a continuing one and the Guaranteed Obligations shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the Guaranteed Creditors repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Guaranteed

Creditor or any of its property or (ii) any settlement or compromise of any such claim effected by such Guaranteed Creditor with any such claimant (including the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation of this Guaranty or any other instrument evidencing any liability of the Borrower, and each Guarantor shall be and remain liable to the Guaranteed Creditors hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

                  14.02 Bankruptcy. Additionally, each Guarantor unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

                  14.03 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by any Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

                  14.04 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations. The obligations of each Guarantor hereunder are independent of the obligations of the Borrower, any other guarantor or any other Person, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any Borrower, any other guarantor or any other Person and whether or not any Borrower, any other guarantor or any other Person be joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by a Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the Guarantors.

                  14.05 Authorization. Each Guarantor authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

                  (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

                  (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

                  (c) exercise or refrain from exercising any rights against the Borrower or others, or otherwise act or refrain from acting;

                  (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

                  (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

                  (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

                  (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

                  (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this Guaranty.

                  14.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                  14.07 Rights of Contribution. (a) The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment in full of all Guaranteed Obligations.

                  (b) For purpose of this Section, (i) "Excess Funding Guarantor" means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations,
(ii) "Excess Payment" means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) "Pro Rata Share" means, for any Guarantor, the ratio (expressed as percentage) or (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Credit Documents) of all the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

                  14.08 Waiver. (a) Each Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent permitted by applicable law and subject to the relevant provisions of the applicable Security Documents), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been irrevocably and indefeasibly paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any other party or any security.

                  (b) Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

                  (c) Until such time as the Guaranteed Obligations have been paid in full in cash, each Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against the Borrower or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other guarantor which it may at any time otherwise have as a result of this Guaranty.

                  (d) Each Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

                  14.09 Payment. All payments made by any Guarantor pursuant to this Section 14 shall be made in Dollars in immediately available funds. All payments made by any Guarantor pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.03 and 4.04.

                  14.10 Savings Clause. Each Lender and each Guarantor hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, each Lender and each Guarantor hereby irrevocably agrees that Guaranteed Obligations guaranteed by each Guarantor under this Guaranty shall be limited to such amount as will, after giving effect to such maximum amount and all of such Guarantor's other (contingent or otherwise) liabilities that are relevant under such laws (but excluding, to the maximum extent permitted by applicable law, any liabilities of a Guarantor arising under any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations under this Guarantee), and after giving effect to any rights to contribution pursuant to Section 14.07 hereof, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

                                     ******

                  IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:                                 TEXAS GENCO, LP
c/o Texas Genco GP, LLC
1111 Louisiana Street                    By: TEXAS GENCO GP, LLC,
Houston, Texas 77002                     its General Partner
Attn: Linda Geiger, Assistant Treasurer
Facsimile: (713) 207-3301                By: /s/ MARC KILBRIDE
copy to: Marc Kilbride, Treasurer            -----------------------------------
Facsimile: (713) 207-3301                    Name:  Marc Kilbride
                                             Title: Vice President and Treasurer

Address:                                 TEXAS GENCO HOLDINGS, INC.
1111 Louisiana Street
Houston, Texas 77002                     By: /s/ MARC KILBRIDE
Attn: Linda Geiger, Assistant Treasurer      -----------------------------------
Facsimile: (713) 207-3301                    Name:  Marc Kilbride
copy to: Marc Kilbride, Treasurer            Title: Vice President and Treasurer
Facsimile: (713) 207-3301

Address:                                 TEXAS GENCO GP, LLC
1111 Louisiana Street
Houston, Texas 77002                     By: /s/ MARC KILBRIDE
Attn: Linda Geiger, Assistant Treasurer      -----------------------------------
Facsimile: (713) 207-3301                    Name:  Marc Kilbride
copy to: Marc Kilbride, Treasurer            Title: Vice President and Treasurer
Facsimile: (713) 207-3301

                 SIGNATURE PAGE TO TEXAS GENCO CREDIT AGREEMENT

Address:                                 TEXAS GENCO LP, LLC
1011 Centre Road, Suite 324
Wilmington, DE 19805                     By: /s/ PATRICIA F. GENZEL
Telephone: 302-225-0600                      -----------------------------------
Facsimile: 302-225-0625                      Name:  Patricia F. Genzel
Attn: President                              Title: President and Secretary

with a copy to:
c/o Texas Genco Holdings, Inc.
1111 Louisiana Street
Houston, Texas 77002
Attn: Linda Geiger, Assistant Treasurer
Facsimile: (713) 207-3301
copy to: Marc Kilbride, Treasurer
Facsimile: (713) 207-3301

Address:                                 TEXAS GENCO SERVICES , LP
c/o Texas Genco GP, LLC
1111 Louisiana Street                     By:  TEXAS GENCO GP, LLC,
Houston, Texas 77002                      its General Partner
Attn: Linda Geiger, Assistant Treasurer
Facsimile: (713) 207-3301                By: /s/ MARC KILBRIDE
copy to: Marc Kilbride, Treasurer            -----------------------------------
Facsimile: (713) 207-3301                    Name:  Marc Kilbride
                                             Title: Vice President and Treasurer


                 SIGNATURE PAGE TO TEXAS GENCO CREDIT AGREEMENT

                                         DEUTSCHE BANK AG NEW YORK BRANCH,
                                         individually and as
                                         Administrative Agent and
                                         Collateral Agent

                                         By: /s/ RICHARD HENSHALL
                                             -----------------------------------
                                             Name:  Richard Henshall
                                             Title: Director

                                         By: /s/ JOEL MAKOWSKY
                                             -----------------------------------
                                             Name:  Joel Makowsky
                                             Title: Director


                 SIGNATURE PAGE TO TEXAS GENCO CREDIT AGREEMENT

                                         COMPASS BANK, individually and as
                                         Documentation Agent

                                         By:  /s/ COLLIN G. SANDERS
                                             -----------------------------------
                                             Name:  Collin G. Sanders
                                             Title: Senior Vice President

                 SIGNATURE PAGE TO TEXAS GENCO CREDIT AGREEMENT

                                             BANK OF AMERICA N.A.

                                             By: /s/ RICHARD L. STEIN
                                                 ----------------------
                                                 Name: Richard L. Stein
                                                 Title: Principal

                                             CITIBANK, N.A.

                                             By: /s/ STUART J. GLEN
                                                 -----------------------
                                                 Name: Stuart J. Glen
                                                 Title: Vice President

                                             CREDIT SUISSE FIRST BOSTON ACTING
                                             THROUGH ITS CAYMAN ISLANDS BRANCH

                                             By: /s/ S. WILLIAM FOX
                                                 -------------------------
                                                 Name: S. William Fox
                                                 Title: Director

                                             By: /s/ DAVID J. DODD
                                                 --------------------------
                                                 Name: David J. Dodd
                                                 Title: Associate

                                             JPMORGAN CHASE BANK

                                             By: /s/ ROBERT TRUBAND
                                                 ---------------------------
                                                 Name: Robert Truband
                                                 Title: Vice President

                                             WACHOVIA BANK, NATIONAL ASSOCIATION

                                             By: /s/ D. MITCH WILSON
                                                 --------------------------
                                                 Name: D. Mitch Wilson
                                                 Title: Vice President

                                                                      SCHEDULE 7

                                   COMMITMENTS

Lender                                                 Commitment
------                                                 ----------
Deutsche Bank AG New York Branch                       $15,000,000
Bank of America, N.A.                                  $10,000,000
Citibank N.A.                                          $10,000,000
Compass Bank                                           $10,000,000
Credit Suisse First Boston, acting through its         $10,000,000
Cayman Islands Branch
JPMorgan Chase Bank                                    $10,000,000
Wachovia                                               $10,000,000

                                               Total:  $75,000,000
                                                       ===========

                                                                     SCHEDULE II

                                LENDER ADDRESSES

DEUTSCHE BANK AG NEW YORK BRANCH
60 Wall Street
New York, NY  10005-2858
Telephone: (212) 250-3968
Facsimile: (212) 797-4346
Attention: Richard Henshall

COMPASS BANK
24 Greenway Plaza, Suite 1400
Houston, TX  77046
Telephone: (713) 968-8234
Facsimile: (713) 968-8211
Attention: Collis Sanders

BANK OF AMERICA, N.A.
901 Main Street, 14th Floor
Dallas, TX  75202
Telephone: (214) 209-1228
Facsimile: (214) 290-9415
Attention: Marija Salic

CITIBANK, N.A.
2 Penns Way, Suite 110
New Castle, DE  19720
Telephone: (302) 894-6084
Facsimile: (212) 994-0847
Attention: Karen Riley

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS
CAYMAN ISLANDS BRANCH
One Madison Avenue
New York, NY  10010
Telephone: (212) 538-3380
Facsimile: (212) 325-9049
Attention: Ed Markowski

JPMORGAN CHASE BANK
1111 Fannin Street, 10th Floor
Houston, TX  77002
Telephone: (713) 750-2355
Facsimile: (713) 427-6307
Attention: Claudette Reid

WACHOVIA BANK, NATIONAL ASSOCIATION
201 S. College St. 9th Floor
NC 1183
Charlotte, NC 28288-1183
Telephone: (704) 374-4425
Facsimile: (704) 715-0097
Attention: Cynthia Rawson

                                                                    SCHEDULE III

                             Governmental Approvals

                                      None

                                                                     SCHEDULE IV

                              Existing Indebtedness

      OUTSTANDING INDEBTEDNESS FOR BORROWED MONEY AS OF THE EFFECTIVE DATE
                                 (IN THOUSANDS)

Kilman Note                              12.50%    8/25/2017    $   436
Capitalized Lease Obligations                                     6,784
Money Pool Borrowings                                                 0
Credit Agreement Borrowings                                      26,000
                                                                -------
Total for Parent and its Subsidiaries                           $33,220
                                                                =======

                             FORM OF REVOLVING NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH AGREEMENT.

$_________________                                            New York, New York
                                                             __________ __, 200_

FOR VALUE RECEIVED, TEXAS GENCO, LP (the "Borrower") hereby promises to pay to ______________ or its registered assigns (the "Lender"), in Dollars (as defined in the Agreement referred to below) in immediately available funds, at the office of Deutsche Bank AG New York Branch (the "Administrative Agent") located at 90 Hudson Street, First Floor, Jersey City, New Jersey 07302 on the Maturity Date (as defined in the Agreement) the principal sum of ________ DOLLARS ($____) or, if less, the unpaid principal amount of all Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount hereof in like money at said office from the date hereof until paid at the rates and at the times provided in Section 1.08 of the Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of December 23, 2003, among the Borrower, Texas Genco Holdings, Inc., Texas Genco GP, LLC, Texas Genco LP, LLC, Texas Genco Services, LP, certain financial institutions from time to time party thereto (including the Lender), Compass Bank, as Documentation Agent and the Administrative Agent in such capacity and as Collateral Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) to the extent provided therein, and is entitled to the benefits of the Guaranty (as defined in the Agreement). This Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date (as defined in the Agreement), in whole or in part, as provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may become or be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 13.16 OF THE AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                                       TEXAS GENCO, LP

                                       By:  TEXAS GENCO GP, LLC,
                                       its General Partner

                                       By:______________________________________
                                          Name:
                                          Title:

                          FORM OF OFFICER'S CERTIFICATE
                             [NAME OF CREDIT PARTY]

         The undersigned, the duly elected or appointed, authorized and acting Responsible Officer of [Name of Credit Party], a _________ corporation, pursuant to Section 5.04 of the Credit Agreement dated as of December 23, 2003 (the "Credit Agreement") among Texas Genco, Texas Genco, LP, Texas Genco GP, LLC, Texas Genco LP, LLC, Texas Genco Services, LP, the lenders from time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and Compass Bank, as Documentation Agent (all capitalized terms not defined herein have the meaning ascribed to them in the Credit Agreement), hereby certifies as follows:

         a. The following named individuals are Responsible Officers of [Name of Credit Party], each of which holds the office of [Name of Credit Party] set forth opposite his name as of the date hereof. The signature written opposite the name and title of each such officer is his genuine signature.

     Name                               Office                     Signature
------------------------        -----------------------      -------------------------
________________________        ________________________     _________________________
________________________        ________________________     _________________________
________________________        ________________________     _________________________

         b. Attached hereto as Exhibits "A" and "B," respectively, are true and correct copies of (i) the [Articles of Incorporation or equivalent organizational document] of [Name of Credit Party] as filed in the Office of the Secretary of State of the State of _____ on ______ as in full force and effect on the date hereof and (ii) the [Bylaws or equivalent organizational document] of [Name of Credit Party] as in full force and effect on the date hereof.

         c. Attached hereto as Exhibit "C" are true and correct copies of certain resolutions (the "Resolutions") duly adopted by the [Board of Directors][Sole Manager] of [Name of Credit Party] approving and authorizing the execution, delivery and performance by [Name of Credit Party] of each Credit Document to which such person is a party and authorizing the borrowings and other transactions contemplated thereunder. The Resolutions have not been amended, modified or revoked since their adoption and remain in full force and effect as of the date hereof. Except as attached hereto as Exhibit C, no resolutions have been adopted by the [Board of Directors][Sole Manager] of [Name of Credit Party] which deal with the execution, delivery or performance of any of the Credit Documents to which [Name of Credit Party] is party.

         d. Attached hereto as Exhibit "D" is a true and correct copy of a [long form good standing certificate][certificate of existence and a certificate of account status] of [Name of Credit Party] in its jurisdiction of organization.

                 REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the undersigned has executed this certificate as of December __, 2003.

                                           _____________________________________
                                           Name:________________________________
                                           Title:_______________________________

         I, the undersigned, [Responsible Officer] of [Name of Credit Party], do hereby certify on behalf of [Name of Credit Party] that:

         1. [Name of Person making above certifications] is the duly elected and qualified [Responsible Officer] of [Name of Credit Party] and the signature above is his genuine signature.

         2. The certifications made by [name of Person making above certifications] on behalf of [Name of Credit Party] in items a, b, c and d above are true and correct.

         IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of December, 2003.

                                         [NAME OF CREDIT PARTY]

                                         By: ___________________________________
                                             Name:
                                             Title:

                            FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of ______, 200_, made by and among Texas Genco, LP, a Texas limited partnership (the "Company"), with and in favor of the Collateral Agent (as defined below).

                              W I T N E S S E T H:

WHEREAS, the Company, Texas Genco Holdings, Inc., Texas Genco GP, LLC, Texas Genco GP, LLC, Texas Genco, LP, Texas Genco Services, LP, the lenders from time to time party thereto (the "Lenders"), Deutsche Bank AG New York Branch, as Administrative Agent and Compass Bank, as Documentation Agent, have entered into a Credit Agreement, dated the date hereof (as amended, modified or supplemented from time to time, the "Credit Agreement"), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Company as contemplated therein;

                  WHEREAS, it is a condition precedent to the making of Loans and the issuance of, and participation in, Letters of Credit for the account of the Company under the Credit Agreement that the Company shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, the Company will obtain benefits from the incurrence of Loans by, and the issuance of, and participation in, Letters of Credit for its account under the Credit Agreement and, accordingly, the Company desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to maintain or make Loans and issue Letters of Credit under the Credit Agreement, the parties hereto hereby agree as follows:

                  1. Defined Terms. (a) Unless otherwise defined herein, each term defined in the Credit Agreement and used herein shall have the meaning given to such term in the Credit Agreement.

                  (b) The following terms shall have the following meanings:

"Agreement": this Pledge Agreement, as the same may be amended, modified or otherwise supplemented from time to time.

"Bonds": bonds issued by the Company pursuant to the Indenture, including without limitation, the Pledged Bonds.

"Collateral": the collective reference to (i) the Pledged Bonds, all documents and instruments issued or delivered in respect of any Pledged Bonds, the rights and interest of the holder or registered owner of each Pledged Bond in and under the Pledged Bonds (including such rights and interest in any and all collateral securing the Pledged Bonds), such documents and instruments, any and all other documents and instruments that from time to time secure payment of such Pledged Bond, (ii) all Investment Property constituting or arising from any Collateral, and (iii) all Proceeds of any of the foregoing.

"Collateral Agent": Deutsche Bank AG New York Branch, in its capacity as Collateral Agent under the Credit Agreement.

"Credit Agreement": the Credit Agreement, dated as of December 23, 2003, among Texas Genco Holdings, Inc., Texas Genco GP, LLC, Texas Genco GP, LLC, Texas Genco, LP, the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Compass Bank, as Documentation Agent, as amended, supplemented or otherwise modified from time to time.

"Indenture": the First Mortgage Indenture, dated as of December 23, 2003, between the Company and the Trustee, as amended or supplemented from time to time.

"Investment Property": the collective reference to (i) all "investment property" as such term is defined in Section 9-102(a)(49) of the New York UCC as in effect in the State of New York on the date hereof and (ii) whether or not constituting "investment property" as so defined, all Pledged Bonds.

"New York UCC": the Uniform Commercial Code as from time to time in effect in the State of New York.

"Obligations": shall mean and include all of the following:

                  (1) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of each Credit Party to the Secured Parties, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents (including, in the case of each Credit Party that is a Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under the Guaranty) and the due performance and compliance by each Credit Party with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents;

                  (2) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

                  (3) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of any Credit Party referred to in clause (1), after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys' fees and court costs;

                  (4) all amounts paid by any Agent or Lender as to which such Agent or Lender has the right to reimbursement under the relevant Sections described in Section 13.13 of the Credit Agreement; and

                  (5) all amounts owing to the Administrative Agent pursuant to any of the Credit Documents in its capacity as such;

it being acknowledged and agreed that the "Obligations" shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

"Pledged Bonds": shall mean the First Mortgage Indenture Bonds Series A, initially authenticated and delivered in the aggregate principal amount of Seventy-five Million Dollars ($75,000,000), established in the First Supplemental Indenture, dated as of December 23, 2003, between the Company and the Trustee.

"Primary Obligations" shall have the meaning provided in Section 6(c) of this Agreement.

"Pro Rata Share" shall have the meaning provided in Section 6(c) of this Agreement.

"Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the New York UCC in effect in the State of New York on the date hereof and, in any event, including, without limitation, principal, interest and other income from the Pledged Bonds and all collections thereon and any money or property realized or collected in connection with any collateral security or guarantee with respect to the Pledged Bonds.

"Secondary Obligations" shall have the meaning provided in Section 6(c) of this Agreement.

"Secured Party": each Lender under the Credit Agreement, the Issuing Lenders, the Collateral Agent and each other Agent.

"Securities Act": the Securities Act of 1933, as amended.

"Termination Date": shall have the meaning provided in Section 21 of this Agreement.

"Trustee": JPMorgan Chase Bank, in its capacity as Trustee under the Indenture.

                  (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.

                  (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  2. Delivery and Pledge. (a) The Company hereby delivers, transfers, assigns, pledges and issues to the Collateral Agent, for the ratable benefit of the Secured Parties, the Pledged Bonds, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest in the Collateral, in each case as collateral security for the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The Company hereby agrees that (i) subject to the terms hereof, the Collateral Agent is, and will have all the rights and interests of a holder and registered owner of each Pledged Bond, and all rights and interests under and in the Collateral, and (ii) the Collateral Agent may exercise such rights and any other rights set forth herein or under applicable law, and realize on such interests, in each case for the ratable benefit of the Secured Parties, to satisfy, in whole or in part, the Obligations, in accordance with, and subject to, the terms hereof and the terms of the Credit Agreement.

                  (b) The Company shall cause the physical delivery of the Pledged Bonds in certificated form to the Collateral Agent, registered in its name as Collateral Agent.

                  3. Restrictions on Transfer of Pledged Bonds; Voting of Pledged Bonds. (a) unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall not sell, assign or transfer the Pledged Bonds.

                  (b) Unless an Event of Default shall have occurred or unless otherwise instructed by the Required Lenders, where consent of holders of Bonds of the Company is sought, the Collateral Agent shall vote, or shall consent with respect thereto, as follows: (i) the Collateral Agent shall vote all Pledged Bonds then held by it, or consent with respect thereto, in favor of any or all amendments or modifications of the Indenture which the Company has requested in connection with the supplemental indentures thereto for the issuance of additional Bonds to the extent permitted under the Credit Agreement; and (ii) with respect to any other amendments or modifications of the Indenture, the Collateral Agent shall vote all Pledged Bonds then held by it, or consent with respect thereto, in accordance with the written direction of the Required Lenders. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may vote the Pledged Bonds as contemplated by Section 6 of this Agreement.

                  4. Representations and Warranties. The Company represents and warrants that:

                  (a) The Pledged Bonds in certificated form delivered to the Collateral Agent and registered in its name as Collateral Agent represents all of the Bonds authenticated and delivered on the date hereof.

                  (b) Each of the Pledged Bonds constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (c) Upon delivery in certificated form to the Collateral Agent of the Pledged Bonds, (i) subject to Section 3(b) hereof, the Collateral Agent shall be entitled to all voting, consensual and other rights accruing to the holders of Bonds under the Indenture, and (ii) the security interest created pursuant to this Agreement will constitute a valid, perfected first priority security interest in the Collateral, enforceable in accordance with its terms against all creditors of the Company and any persons purporting to purchase any Collateral from the Company, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

                  (d)      There exists no default under any Pledged Bond.

                  5. Covenants. The Company covenants and agrees with the Collateral Agent, for the benefit of the Secured Parties, that, from and after the date of this Agreement until this Agreement is terminated and the security interests created hereby are released:

                  (a) The Company shall (i) not take or omit to take any action, the taking or the omission of which would result in an alteration or impairment of the security interest created by this Agreement, it being understood that the foregoing is not intended to restrict any supplement to the Indenture that is effected from time to time in accordance with the terms thereof to the extent permitted by the Credit Agreement and (ii) defend such security interest against claims and demands of all persons whomsoever. At any time and from time to time, upon the written request of the Collateral Agent and at the sole expense of the Company, the Company shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, in the case of any relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain "control" (within the meaning of the New York UCC) with respect thereto.

                  (b) The Company shall not enter into any agreement amending or supplementing the Collateral except in accordance with, and subject to the terms of, the Indenture and to the extent permitted by the Credit Agreement.

                  (c) The Company shall pay, and save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes and any and all recording and filing fees which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

                  (d) Any sums paid upon or in respect of the Pledged Bonds upon the liquidation or dissolution of the Company shall be paid over to the Collateral Agent to be held by it or applied hereunder, for the ratable benefit of the Secured Parties, as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Bonds or any property shall be distributed upon or with respect to the Pledged Bonds pursuant to the recapitalization or reclassification of the capital of the Company or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held or applied hereunder, for the ratable benefit of the Secured Parties, as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Bonds shall be received by the Company, the Company shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the Secured Parties, segregated from other funds of the Company, as additional collateral security for the Obligations.

                  (e) The Company shall not (i) create, incur or permit to exist any Lien or option in favor of, or any claim of any person with respect to, any of the Pledged Bonds, or any interest therein, except for the security interests created by this Agreement or by the Indenture or (ii) enter into any agreement or undertaking restricting the right or ability of the Company or the Collateral Agent to sell, assign, transfer or apply to the Obligations any of the Collateral.

                  6. Remedies; Application of Proceeds. (a) If an Event of Default shall have occurred and be continuing, the rights and remedies of the Collateral Agent with respect to the Company and the Collateral shall include (without limitation of the other rights and remedies available to the Collateral Agent or any Secured Party under the Credit Agreement, the Indenture, each other Credit Document or otherwise available to it under applicable law) (i) the right to collect all amounts payable under the Pledged Bonds or any other Collateral for the benefit of the Secured Parties and hold it for their benefit or apply it to the Obligations, (ii) the right to attend or be represented by proxy at any meeting of bondholders under the Indenture without regard to Section 3(b) hereof, (iii) the right to vote the Pledged Bonds in accordance with the terms of the Indenture without regard to Section 3(b) hereof, (iv) the right to issue consents and waivers with respect to the Pledged Bonds without regard to Section 3(b) hereof, (v) the right to issue any and all instructions and requests for action to the Trustee that are permitted to a bondholder under the Indenture without regard to Section 3(b) hereof, and (vi) the right to exercise all other rights and remedies of a registered "holder" of a Pledged Bond under the Indenture without regard to Section 3(b) hereof.

                  (b) Application of Proceeds by the Collateral Agent hereunder, or any other application by the Collateral Agent of sums or property hereunder to be made to, or for the benefit of, the Secured Parties shall be as follows:

                  (i) first, to the payment of all amounts owing to the Collateral Agent of the type described in clauses (2), (3) and (4) of the definition of "Obligations";

                  (ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), to the payment of all amounts owing to the Administrative Agent of the type described in clauses (4) and (5) of the definition of "Obligations";

                  (iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Parties as provided in Section 6(f) hereof, with each Secured Party receiving an amount equal to its outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

                  (iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Parties as provided in Section 6(f) hereof, with each Secured Party receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

                  (v) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iv), inclusive, and following the termination of this Agreement pursuant to Section 21 hereof, to the Company or to whomever may be lawfully entitled to receive such surplus.

                  (c) For purposes of this Agreement (x) "Pro Rata Share" shall mean, when calculating a Secured Party's portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Party's Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (y) "Primary Obligations" shall mean all principal of, premium and interest on, all Loans, all Unpaid Drawings, the Stated Amount on all outstanding Letters of Credit and all Fees and (z) "Secondary Obligations" shall mean all Obligations other than Primary Obligations.

                  (d) When payments to the Secured Parties are based upon their respective Pro Rata Shares, the amounts received by such Secured Parties hereunder shall be applied (for purposes of making determinations under this Section 6 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Party of its Pro Rata Share of any distribution would result in overpayment to such Secured Party, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Parties, with each Secured Party whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Party and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Parties entitled to such distribution.

                  (e) Each of the Secured Parties, by their acceptance of the benefits hereof, agrees and acknowledges that if the Secured Parties are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Loans and Unpaid Drawings with respect to such Letters of Credit have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Secured Parties, as cash security for the repayment of Obligations owing to the Secured Parties as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit, and after the application of all such cash security to the repayment of all Obligations owing to the Secured Parties after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 6(b) hereof.

                  (f) All payments required to be made hereunder shall be made to the Administrative Agent under the Credit Agreement for the account of the Secured Parties.

                  (g) For purposes of applying payments received in accordance with this Section 6, the Collateral Agent shall be entitled to rely upon the Administrative Agent under the Credit Agreement or, in the absence thereof, upon the Required Lenders for a determination of the outstanding Primary Obligations and Secondary Obligations owed to the Secured Parties. Unless the Collateral Agent has received written notice from a Secured Party to the contrary, the Administrative Agent, in furnishing information pursuant to the preceding sentence, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding.

                  (h) It is understood that the Company and the Guarantors shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

                  (i) If an Event of Default shall have occurred and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Company or any other person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Collateral Agent or Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Company, which right or equity is hereby waived or released. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, as set forth in Section 6(b) hereof, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation,
Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to the Company. To the extent permitted by applicable law, the Company waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given in writing at least 10 days before such sale or other disposition.

                  (i) (i) The Company recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Bonds, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Company acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Bonds for the period of time necessary to permit the Company to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Company would agree to do so.

                  (ii) The Company agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Bonds pursuant to this Section 6(j) valid and binding and in compliance with any and all other applicable requirements of law.

                  7. Collateral Agent's Appointment as Attorney-in-Fact. At any time after the occurrence and during the continuance of an Event of Default, the Company hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

                  8. Duty of Collateral Agent. The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with its securities and property for its own accounts. None of the Collateral Agent, any Lender nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties' interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Company for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

                  9. Authority of Collateral Agent. The Company acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by it or the exercise or non-exercise by it of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Company, the Collateral Agent shall be conclusively presumed to be acting as an agent for the Lenders with full and valid authority so to act or refrain from acting, and the Company shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

                  10. Execution of Financing Statements. Pursuant to any applicable law, the Company authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Company in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording for filing in any jurisdiction.

                  11. Notices. All notices, requests and demands to or upon the Company or the Collateral Agent to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (iii) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed to the Company or the Collateral Agent at the following:

                  (x) if to the Company: c/o Texas Genco GP, LLC, 1111 Louisiana, Houston, Texas 77002, Attention of Linda Geiger, Assistant Treasurer (Telecopy No. 713-207-3301), copy to Marc Kilbride, Treasurer (Telecopy No. 713 207-3301); and

                  (y) if to the Collateral Agent: Deutsche Bank AG New York Branch, 90 Hudson Street, First Floor, Jersey City, NJ 07302,
         Attention: Peter Medina.

                  12. Return of Documents; Cooperation. Upon the payment in full of all Obligations and termination of this Agreement, the Collateral Agent shall (a) surrender the Pledged Bonds to the Trustee and (b) return to the Company all other Collateral previously delivered to the Collateral Agent and then held by it, in each case without recourse, representation or warranty, and execute and deliver to the Trustee or the Company, as the case may be, such documents of assignment as are reasonably necessary to terminate the Collateral Agent's security interest in the Collateral interest hereunder.

                  13. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  14. Amendments. (a) Except as set forth in clause (b) below, none of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Company and the Collateral Agent (as instructed by the Required Lenders pursuant to the terms of the Credit Agreement).

                  (b) The Collateral Agent is authorized (but is under no obligation) to enter into amendments and modifications of a technical nature that do not materially impair the rights of the Secured Parties hereunder taken as a whole.

                  15. No Waiver; Cumulative Remedies. (a) None of the Secured Parties shall by any act (except by a written instrument pursuant to Section 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion.

                  (b) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

                  16. Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

                  17. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of each of the Secured Parties and its successors and assigns.

                  18. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

                  19. Integration. This Agreement, the Credit Agreement and the other Credit Documents represent the agreement of the Company and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Secured Parties relative to subject matter hereof and thereof not expressly set forth or referred to herein, in the Credit Agreement or in the other Credit Documents.

                  20. Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and time other Credit Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address referred to in Section 11 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                  21. Termination. After the Termination Date, this Agreement shall terminate and the Collateral Agent, at the request and expense of the Company, will promptly execute and deliver to the Company a proper instrument or instruments (including Uniform Commercial Code termination statements on Form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Company (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, "Termination Date" shall mean the date upon which the Total Commitment has been terminated, no Revolving Note, Loan or Letter of Credit is outstanding and all other Obligations (other than indemnities described in Section 13.13 of the Credit Agreement, and any other indemnities set forth in any other Security Document, in each case which are not then due and payable) have been paid in full in cash.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

                                 TEXAS GENCO, LP

                                 By: TEXAS GENCO GP, LLC, its General Partner By:____________________________________________
                                    Name:
                                    Title:

                                 DEUTSCHE BANK AG NEW YORK BRANCH, as
                                     Collateral Agent

                                 By:___________________________________________
                                    Name:______________________________________
                                    Title:_____________________________________

                  FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT(1)

This Assignment and Assumption Agreement (this "Assignment"), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] "Assignor") and [the] [each] Assignee identified in item 2 below ([the] [each, an] "Assignee"). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the "Credit Agreement"). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the "Standard Terms and Conditions") are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor's rights and obligations under the Credit Agreement and any other document or instrument delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) ([the] [each, an] "Assigned Interest"). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1. Assignor:              ___________________________________

2.  Assignee:              ___________________________________](2)


[1][3]. Credit Agreement:  Credit Agreement, dated as of December 23, 2003, among Texas Genco Holdings, Inc. ("Parent"), Texas Genco GP, LLC, Texas Genco LP, LLC, Texas Genco Services, LP, Texas Genco, LP (the "Borrower"), the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, Compass Bank, as Documentation Agent, and [Deutsche Bank Securities Inc., as Lead Arranger and Bookrunner].

-------------------
(1) This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

(2) If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[2.  Assigned Interest:(3)

                                    Aggregate Amount of
                                 Commitment/Loans for all            Amount of           Percentage of Assigned
 Assignor         Assignee                Lenders            Commitment/Loans Assigned      Commitment/Loans(4)
---------         ---------      ------------------------    -------------------------   ----------------------
 [Name of         [Name of
Assignor]         Assignee]              ----------                  ----------                 ----------%

[Name of          [Name of
Assignor]         Assignee]              ----------                  ----------                 ----------%]

------------------

(3) Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

(4) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

[4. Assigned Interest:(5)

       Aggregate Amount of              Amount of Commitment/Loans       Percentage of Assigned
Commitment/Loans for all Lenders                Assigned                   Commitment/Loans (6)
--------------------------------        --------------------------       ----------------------

      $--------------                         $--------------                %--------------

Effective Date ___________, ____, 200__.

ASSIGNOR[S] INFORMATION                 ASSIGNEE[S] INFORMATION
Payment Instructions:  _______________    Payment Instructions: __________________

                       ---------------                          ------------------

                       ---------------                          ------------------

                       ---------------                          ------------------

                       Reference:_____                          Reference:_________

Notice Instructions:   _______________  Notice Instructions:    __________________

                       ---------------                          ------------------

                       ---------------                          ------------------

                       ---------------                          ------------------

                       Reference:______                         Reference:_________

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR                                  ASSIGNEE
[NAME OF ASSIGNOR]                        [NAME OF ASSIGNEE](7)

By:_______________________________        By:__________________________________
   Name:                                     Name:
   Title:                                    Title:

----------------

(5) Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

(6) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(7) Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

[Consented to and](8) Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH,
     as Administrative Agent

By:____________________________
    Name:
    Title:

TEXAS GENCO, LP

By:  TEXAS GENCO GP, LLC,
    its General Partner

By:____________________________
    Name:
    Title:](9)

[[NAME OF EACH ISSUING LENDER],
    as Issuing Lender

By:____________________________
    Name:
    Title:](10)

-----------------

(8) Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.04(b)(y) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

(9) Insert only if (i) no Event of Default or Default of the Credit Agreement is then in existence and, (ii) the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement. Consent of the Borrower shall not be unreasonably withheld or delayed.

(10) Insert for any assignment of a Commitment pursuant to clause (x) or (y) of Section 13.04(b) of the Credit Agreement.

                                TEXAS GENCO, LP

                                CREDIT AGREEMENT

                  STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
                            AND ASSUMPTION AGREEMENT

1.       Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) a parent company and/or an affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) a fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an affiliate of such investment advisor or by a Lender or (D) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent, the Documentation Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent, the Documentation Agent or the Collateral

Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                                      * * *

                                      -8-